Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210530

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 2, 2016)

40,000,000 Shares

Common Stock

We are offering 40,000,000 shares of our common stock. Our common stock is listed on The NASDAQ Global Market under the symbol “BIOS.” On June 16, 2016, the last reported sale price of our common stock on The NASDAQ Global Market was $2.07 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-18 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$2.00	$80,000,000
Underwriting Discounts and Commissions(1)	$0.12	$4,800,000
Proceeds to BioScrip, Inc. (before expenses)	$1.88	$75,200,000

(1)	We refer you to the section entitled “Underwriting” beginning on page S-50 of this prospectus supplement for additional information regarding total underwriter compensation.

Delivery of the shares of common stock is expected to be made on or about June 22, 2016. We have granted the underwriters an option for a period of 30 days to purchase up to an additional 5,200,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $5,424,000 million and the total proceeds to us, before expenses, will be $84,976,000 million.

Joint Book-Running Managers

Jefferies	SunTrust Robinson Humphrey

Co-Manager

Craig-Hallum Capital Group

Prospectus Supplement dated June 16, 2016

Prospectus Supplement

Prospectus

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You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations, business and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus supplement provides you with specific information about our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding the offering and adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled “Available Information and Incorporation by Reference” of this prospectus supplement, before investing in our common stock.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

MARKET AND INDUSTRY DATA

Throughout this prospectus supplement and the accompanying prospectus we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. They can be identified by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “would,” “estimate,” “project,” “forecast,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “target,” “providing guidance” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus supplement. You should not place undue reliance on forward-looking statements. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the risks identified in this prospectus supplement under “Risk Factors.” Some additional factors that could cause actual results to differ include:

■	Difficulties with the completion of the acquisition of substantially all of the assets of HS Infusion Holdings, Inc. (“Home Solutions”);
■	our ability to successfully integrate Home Solutions into our existing businesses;
■	our expectations regarding financial condition or results of operations in future periods;
■	our future sources of, and needs for, liquidity and capital resources;
■	our expectations regarding economic and business conditions;
■	our expectations regarding potential legislative and regulatory changes impacting the level of reimbursement received from the Medicare and state Medicaid programs;
■	our internal control over financial reporting;
■	periodic reviews and billing audits from governmental and private payors;
■	our expectations regarding the size and growth of the market for our products and services;
■	our business strategies and our ability to grow our business;
■	the implementation or interpretation of current or future regulations and legislation, particularly governmental oversight of our business;
■	our expectations regarding the recoverability of our goodwill, goodwill impairment charge estimates and the potential for future impairment charges;
■	our Financial Improvement Plan (as described in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 3, 2016 (the “Annual Report on Form 10-K”));
■	our ability to maintain contracts and relationships with our customers;
■	our ability to avoid delays in payment from our customers;
■	sales and marketing efforts;
■	status of material contractual arrangements, including the negotiation or re-negotiation of such arrangements;
■	our ability to address cybersecurity risks;
■	our ability to maintain supplies and services, which could be impacted by force majeure events such as war, strike, riot, crime or “acts of God” such as hurricanes, flooding, blizzards or earthquakes;

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■	future capital expenditures;
■	our ability to hire and retain key employees;
■	our ability to successfully execute our succession plans;
■	our ability to execute our acquisition and growth strategy;
■	our ability to successfully integrate businesses we may acquire;
■	our ability to make principal and interest payments on our debt and unsecured notes and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;
■	our high level of indebtedness;
■	our expectations regarding the outcome of litigation; and
■	other risks and uncertainties described from time to time in our filings with the SEC, including in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K.

The forward-looking statements contained in this prospectus supplement reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from any future results or achievements expressed in or implied by our forward-looking statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Certain of these are important factors that could cause actual results or achievements to differ materially from the results or achievements reflected in our forward-looking statements.

The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date hereof. The reader should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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NON-GAAP FINANCIAL MEASURES

In addition to reporting all financial information required in accordance with generally accepted accounting principles (“GAAP”), the Company also reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Additionally, this prospectus supplement presents the non-GAAP financial measure Pro Forma Adjusted EBITDA. Pro Forma Adjusted EBITDA presents Adjusted EBITDA as further adjusted to give pro forma effect to this offering and a pending acquisition as if they had occurred on December 31, 2015. Pro Forma Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. EBITDA, Adjusted EBITDA, and Pro Forma Adjusted EBITDA are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, and Pro Forma Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a description of EBITDA and Adjusted EBITDA and a full reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measures, please see the applicable documents incorporated by reference into this prospectus supplement. For a full reconciliation of Pro Forma Adjusted EBITDA to the most comparable GAAP financial measures, please see “Prospectus Supplement Summary — Summary Unaudited Pro Forma Condensed Consolidated Financial Information.”

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PROSPECTUS SUPPLEMENT SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement and the information incorporated by reference into this prospectus supplement, including the “Risk Factors” section beginning on page S-18 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

In this prospectus supplement, unless the context requires otherwise, references to “BioScrip,” the “Company,” “we,” “us” or “our” refer to BioScrip, Inc. together with its subsidiaries. When we refer to our operations or results “on a pro forma basis,” we mean the statement is made as if the acquisition of Home Solutions had been completed as of the date stated or as of the beginning of the period referenced.

Our Company

We are a national provider of infusion solutions. We partner with physicians, hospital systems, skilled nursing facilities, healthcare payors and pharmaceutical manufacturers to provide patients access to post-acute care services. We operate with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, we aim to provide cost-effective care that is driven by clinical excellence, customer service and values that promote positive outcomes and an enhanced quality of life for those whom we serve.

Our platform provides nationwide service capabilities and the ability to deliver clinical management services that offer patients a high-touch, community-based and home-based care environment. Our core services are provided in coordination with, and under the direction of, the patient’s physician. Our multidisciplinary team of clinicians, including pharmacists, nurses, dietitians and respiratory therapists, work with the physician to develop a plan of care suited to our patient’s specific needs. Whether in the home, physician office, ambulatory infusion center, skilled nursing facility or other alternate sites of care, we provide products, services and condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as gastrointestinal abnormalities, infectious diseases, cancer, multiple sclerosis, organ and blood cell transplants, bleeding disorders, immune deficiencies and heart failure.

We were incorporated in Delaware in 1996 as MIM Corporation, at which time our primary business and operations were pharmacy benefit management services. Over the years, we have expanded our service offerings to include home infusion services, which is now our only remaining operating segment, and have divested our pharmacy benefit management services and other lines of business. Our common stock trades on The NASDAQ Global Market under the symbol “BIOS.”

We maintain our principal executive offices at 1600 Broadway, Suite 950, Denver, Colorado 80202. Our telephone number there is (720) 697-5200. The address of our website is http://bioscrip.com. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

On March 31, 2014, we completed the sale of substantially all of our Home Health Services segment (the “Home Health Business”) to LHC Group, Inc. On August 27, 2015, we completed the sale of substantially all of our pharmacy benefit management services segment (the “PBM Business”) pursuant to an Asset Purchase Agreement dated as of August 9, 2015 (the “PBM Asset Purchase Agreement”), by and among the Company, BioScrip PBM Services, LLC and ProCare Pharmacy Benefit Manager Inc. Following the sale of the Home Health Business and the sale of the PBM Business, Infusion Services is our only remaining operating segment.

Infusion Services Market

Home infusion services represents a $13 billion global market opportunity as of 2015, which is expected to grow to over $28 billion by 2024. The U.S. home infusion services market was approximately $10 billion in

2015, and the market remains largely fragmented with local and regional companies with limited footprints representing the majority of the market. Based on management’s estimates, the top three providers account for only approximately 35% of the market. The fragmented nature of the market and the limited scale and footprint of regional and local players provide ample organic and acquisitive growth opportunities. Industry participants compete primarily on the basis of service and strive to differentiate themselves based on responsiveness to customer demands; the commitment to provide flexible, clinically-oriented services; and quality, scope and cost of clinical support programs and services. Our “Centers of Excellence” offer a high-touch, high-service approach to care on a local basis, which we believe differentiates our service.

Our primary home infusion market has several strong fundamental drivers of growth:

■	Aging Population Living Longer with More Chronic Diseases: The aging of the U.S. population is expanding the number of Americans 65 years and older, a population set expected to exceed 70 million by 2030. The average number of patients with multiple chronic conditions expands as a patient population ages, and chronic conditions increase a patient’s likelihood of requiring infusion services. We therefore expect the aging of the U.S. population to further drive the growth in home infusion services.
■	Drug Pipeline and Technological Advancements: We believe there are approximately 500 drugs in development targeting a number of chronic conditions and illnesses. Many of these drugs will need some degree of specialized, hands-on administration via injection or infusion. Ongoing advances in technology have allowed for convenient and reliable infusion of complex medications in the home. We believe we are well-positioned to capitalize on this pipeline as increased utilization of pharmaceuticals administered in a home setting should drive increased demand for our services.
■	Focus on Cost Containment and Outcomes: Significant cost savings typically are achieved by payors and patients when infusion therapies are administered in the home versus other settings such as hospitals, skilled nursing facilities or other post-acute care facilities. We believe these cost savings position us to benefit from healthcare reform. As healthcare reform continues to focus on cost-reduction initiatives, home infusion and other low-cost in-home therapeutic alternatives will be impacted favorably by revised coverage.
■	Patient Convenience, Privacy and Autonomy: Patients increasingly want to be home and avoid treatment in a hospital setting. Treatment in a home setting is the most convenient, comfortable and desirable choice for many patients. Consequently, there is a growing trend of patients utilizing home infusion services, including transitional and pre-operative home infusion, in consultation with a patient’s physician. Furthermore, our ability to incorporate clinical capabilities into technology to effectively monitor and manage patients in a home setting positions us well to take advantage of the shift to home based care.

Infusion Services

We are one of the largest providers of home infusion services in the United States. Home infusion involves the preparation, delivery, administration and clinical monitoring of pharmaceutical treatments that are administered to a patient via intravenous (into the vein), subcutaneous (into the fatty layer under the skin), intramuscular (into the muscle), intra-spinal (into the membranes around the spinal cord) and enteral (into the gastrointestinal tract) methods. These methods are employed when a physician determines that the best outcome can be achieved through utilization of one or more of the therapies provided through the routes of administration described above.

Our home infusion services primarily involve the intravenous administration of medications treating a wide range of acute and chronic conditions, such as infections, nutritional deficiencies, various immunologic and neurologic disorders, cancer, pain and palliative care. Our services are usually provided in the patient’s home but may also be provided at outpatient clinics, skilled nursing facilities, the physician’s office or at one of our ambulatory infusion centers. We receive payment for our home health services and medications, pursuant to provider agreements with government sources, such as Medicare and Medicaid programs, Managed Care Organizations (“MCOs”) and government programs such as Medicare and Medicaid and other commercial insurers (“Third Party Payors”).

We provide a wide array of home infusion products and services to meet the diverse needs of physicians, patients and payors. Diseases commonly requiring infusion therapy include infections that are unresponsive to oral antibiotics, cancer and cancer-related pain, dehydration and gastrointestinal diseases or disorders that prevent normal functioning of the gastrointestinal tract, which require IV fluids, parenteral or enteral nutrition. Other conditions treated with infusion therapies may include chronic diseases such as heart failure, Crohn’s disease, hemophilia, immune deficiencies, multiple sclerosis, rheumatoid arthritis, growth disorders and genetic enzyme deficiencies, such as Gaucher’s or Pompe’s disease. The therapies and products most commonly provided are listed below:

Therapy Type	Description
Parenteral Nutrition (PN)	Provide intravenous nutrition customized to the nutritional needs of the patient. PN is used in patients that cannot meet their nutritional needs via other means due to disease process or as a complication of a disease process, surgical procedure or congenital anomaly. PN may be used short term or chronically.
Enteral Nutrition (EN)	Provide nutrition directly to the stomach or intestine in patients who cannot chew or swallow nutrients in the usual manner. EN may be delivered via a naso-gastric tube or a tube placed directly into the stomach or intestine. EN may be used short term or chronically.
Antimicrobial Therapy (AT)	Provide intravenous antimicrobial medications used in the treatment of patients with various infectious processes such as: HIV/AIDS, wound infections, pneumonia, osteomyelitis, cystic fibrosis, Lyme disease and cellulitis. AT may also be used in patients with disease processes or therapies that may lead to infections when oral antimicrobials are not effective.
Chemotherapy	Provide injectable and/or infused medications in the home or the prescriber’s office for the treatment of cancer. Adjuvant medications may also be provided to minimize the side effects associated with chemotherapy.
Immune Globulin (IG) Therapy	Provide immune globulins intravenously or subcutaneously on an as-needed basis in patients with immune deficiencies or auto-immune diseases. This therapy may be chronic based on the etiology of the immune deficiency.
Pain Management	Provide analgesic medications intravenously, subcutaneously or epidurally. This therapy is generally administered as a continuous infusion via an internal or external infusion pump to treat severe pain associated with diseases such as chronic obstructive pulmonary disease, cancer and severe injury.
Blood Factor Therapies	Provide medications to patients with one of several inherited bleeding disorders in which a patient does not manufacture the clotting factors necessary or use the clotting factors their liver makes appropriately in order to halt an external or internal bleed in response to a physical injury or trauma.

Therapy Type	Description
Inotropes Therapy	Provide intravenous inotropes in the home for the treatment of heart failure, either in anticipation of cardiac transplant or to provide palliation of heart failure symptoms. Inotropes increase the strength of weak heart muscles to pump blood. The therapy is only started in late phase heart failure when alternative therapies proved inadequate.
Respiratory Therapy/Home Medical Equipment	Provide oxygen systems, continuous or bi-level positive airway pressure devices, nebulizers, home ventilators, respiratory devices, respiratory medications and other medical equipment.

Patients generally are referred to us by physicians, hospital discharge planners, MCOs and other referral sources. Our medications are compounded and dispensed under the supervision of a registered pharmacist in a state licensed pharmacy that is accredited by an independent accrediting organization. We only compound pursuant to a patient specific prescription and do so in compliance with USP 797 standards. A national accrediting organization surveys our pharmacies for compliance with the USP 797 standards for sterile drug compounding pharmacies and has confirmed that we are in compliance with those standards. Therapies are typically administered in the patient’s home by a registered nurse or trained caregiver. Depending on the preferences of the patient or the payor, these services may also be provided at one of our ambulatory infusion centers, a physician’s office or another alternate site of administration.

We currently have relationships with a large number of MCOs and other Third Party Payors to provide home infusion services. These relationships are at a national, regional or local level. A key element of our business strategy is to leverage our relationships, geographic coverage, clinical expertise and reputation in order to gain contracts with payors. Our infusion service contracts typically provide for us to receive a fee for preparing and delivering medications and related equipment to patients in their homes. Pricing for pharmaceutical products is typically negotiated in advance on the basis of Average Wholesale Price (“AWP”) minus some percentage of contractual discount, or Average Sales Price plus some percentage. In addition, we typically receive a per diem payment for the service and supplies component of care provided to patients in connection with infusion services and a visit rate for the associated skilled nursing provided.

Competitive Strengths

We have a number of competitive strengths, including:

Local Competitive Market Position within our National Platform and Infrastructure

As of March 31, 2016, we had a total of 69 service locations in 28 states. Our model combines local presence with comprehensive clinical programs for multiple therapies and specific delivery technologies (infusible and injectable). We also have the capabilities and payor relationships to dispense prescriptions to all 50 states. We have relationships with approximately 1,000 payors, including MCOs and Third Party Payors. We believe payors generally favor fully integrated vendors that can provide high-touch pharmacy solutions to their patients. We believe we are one of a limited number of pharmacy providers that can offer a truly national, integrated and comprehensive approach to managing a patient’s chronic or acute conditions.

Diversified and Favorable Payor Base

We provide prescription drugs, infusion and clinical management services for a broad range of commercial and governmental payors. As of March 31, 2016, approximately 79% of our payor base, determined as a portion of our consolidated revenue, was comprised of commercial payors that operate at a national, regional or local level. One national commercial payor, UnitedHealthcare, accounted for 26% of our consolidated revenue during the quarterly period ended March 31, 2016. No other commercial payor accounted for more than 10% of our consolidated revenue during the quarterly period ended March 31, 2016. Government payors, including Medicare, state Medicaid and other government payors, accounted for 21% of our consolidated revenue during the quarterly period ended March 31, 2016. For the quarterly period ended March 31, 2016, Medicare accounted for 10% of our consolidated revenue, and we have no state Medicaid programs accounting for more than 5% of our consolidated revenue.

The costs savings realized by administering infusion therapies in the home versus hospitals, skilled nursing facilities or other post-acute care facilities positions our business to benefit from healthcare reform. Under the current plan, Medicare offers limited reimbursement for home infusion therapy products and services. As healthcare reform continues to focus on cost-reduction initiatives, home infusion and other low-cost in-home therapeutic alternatives are expected to be favorably impacted by revised coverage. Significant health plan cost savings per infusion can be achieved when therapy is provided at an alternative treatment site compared to other patient settings.

Effective Care Management Clinical Programs that are designed to Produce Positive Clinical Outcomes and Reduce Readmissions

Our diversified and comprehensive clinical programs, which span numerous therapeutic areas, are designed to improve patient outcomes. Our home infusion business provides traditional infusion therapies for acute conditions with accompanying clinical management and home care. Our infusion product offerings and services are also designed to treat patients with chronic infusion needs. Chronic conditions require the long-term treatment, ongoing caregiver and patient counseling and education regarding patient treatment, and ongoing monitoring and communication with physicians to encourage patients to follow therapies prescribed by their physicians.

Our Centers of Excellence focus on interdisciplinary teams to provide clinical excellence with outstanding personal service. Externally qualified by a panel of leading industry experts, the Centers employ evidence-based standards of care, policies and procedures built on industry-recognized best practices. They are led by specialists with advanced certifications and training who are dedicated to developing, improving and sustaining clinical services to achieve optimal patient outcomes and exceed the expectations of patients and referral sources.

Our clinical management programs in multiple disease-state therapy provide us opportunities to cross-sell services and technologies. We believe we have earned a positive reputation among patients, physicians, payors and pharmaceutical manufacturers by providing quality service and favorable clinical outcomes. We believe our platform provides the necessary programs and services for better and more efficient clinical outcomes for our patients.

Business Strategy

We seek to grow our business organically through several initiatives, including building managed care relationships, aligning our strategic offering with aggregators of lives and relationships, utilizing existing infrastructure of other organizations to expand sites of service and continuing to capitalize on chronic infused and injectable trends. We currently have over 100 million lives under contract nationally, and we intend to increase revenue from managed care relationships by leveraging our national panel presence for preferred access to lives in all markets. We are aligning our strategic offering by collaborating with other providers in coordinating pharmacy and nursing care of patients. We believe that sharing payor relationships for collaborative models allows us to provide a full service offering to payors who are seeking national or regional solutions of standards of care, outcomes reporting and utilization management. We are also utilizing the existing infrastructure of other organizations to expand our sites of service by partnering with physician offices, ambulatory clinics and hospitals. Furthermore, we are capitalizing on the growth in chronic infused and injectables by cross-selling site of service chronic management with core infusion care management programs to physicians.

Separately, as part of our announced strategy, with the assistance of our financial advisors, we will review a range of strategic alternatives, which could include, among other things, a sale of non-core assets, transitioning chronic therapies to alliance partners or a potential sale or merger of the Company. We are currently actively pursuing opportunities to expand our business through acquisitions. Our industry sectors are extremely fragmented and consist of many different sized operators, and in that context we regularly explore acquisitions in the ordinary course of our business. The pending acquisition of Home Solutions, which is discussed in further detail below under “Recent Developments,” is an example of our acquisition strategy.

Recent Developments

Exchange of Preferred Stock

On March 9, 2015, we entered into a securities purchase agreement (the “Purchase Agreement”) with Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., and Blackwell Partners, LLC, Series A (collectively, the “PIPE Investors”). Pursuant to the terms of the Purchase Agreement, we issued and sold to the PIPE Investors in a private placement an aggregate of (a) 625,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at a purchase price per share of $100.00, (b) 1,800,000 Class A warrants (the “Class A Warrants”), and (c) 1,800,000 Class B warrants (the “Class B Warrants” and, together with the Class A Warrants, the “PIPE Warrants”), for gross proceeds of $62.5 million. The Company is required, pursuant to the terms of the Certificate of Designations governing the Series A Preferred Stock and the warrant agreement governing the PIPE Warrants (the “Warrant Agreement”), to at all times reserve sufficient shares of common stock to allow for the conversion of the Series A Preferred Stock and exercise of the PIPE Warrants.

In May 2016, the Company approached the PIPE Investors to determine if the PIPE Investors would be willing to enter into a transaction pursuant to which the PIPE Investors would allow the shares of common stock reserved for issuance for the conversion of the Series A Preferred Stock and exercise of the PIPE Warrants to be released from reservation and sold pursuant to this offering. On June 10, 2016, in order to facilitate this offering the Company and the PIPE Investors entered into an Exchange Agreement (the “Series B Exchange Agreement”) pursuant to which the PIPE Investors agreed:

(i)	to exchange 614,177 shares of the existing Series A Preferred Stock for an identical number of shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), which have the same terms as the Series A Preferred Stock, except that the terms of the Series B Preferred Stock include the authority of the holders of the Series B Preferred Stock to waive the requirement that the Company reserve a sufficient number of shares of common stock reserved at all times to allow for the conversion of the Series B Preferred Stock; and
(ii)	to waive the requirement under the Warrant Agreement governing the PIPE Warrants to reserve 3,600,000 shares of our common stock for the exercise of the PIPE Warrants.

On June 14, 2016, the Company entered into another Exchange Agreement (the “Series C Exchange Agreement”) with the PIPE Investors, pursuant to which the PIPE Investors agreed to exchange their shares of Series B Preferred Stock issued pursuant to the Series B Exchange Agreement on a one for one basis for shares of a new series of preferred stock of the Company (the “Series C Preferred Stock” and, together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”), designated “Series C Convertible Preferred Stock.”

The PIPE Investors agreed under the terms of the Series C Exchange Agreement to exchange 614,177 shares of the Series B Preferred Stock for an identical number of shares of Series C Preferred Stock, which have the same terms as the Series B Preferred Stock, except that the terms of the Series C Preferred Stock provide that the 11.5% per annum rate of non-cash dividends payable on the shares of the Series C Preferred Stock will be reduced based on the achievement by the Company of specified earnings before interest, taxes, depreciation and amortization (referred to as “Consolidated EBITDA” in the Company’s Credit Agreement, dated as of July 31, 2013, as such Credit Agreement has been amended through the date of the Series C Exchange Agreement). In addition, pursuant to the Series C Exchange Agreement, the PIPE Investors agreed to waive the requirement under the Warrant Agreement the PIPE Warrants held by the PIPE Investors to reserve 3,600,000 shares of our common stock for the exercise of the PIPE Warrants.

The transactions effected pursuant to the Series C Exchange Agreement ensured there are a sufficient number of authorized shares of common stock to undertake this offering. In the Series C Exchange Agreement, we agreed that within four months of the date of the Series C Exchange Agreement, we will call a special meeting of our stockholders to seek approval to an amendment of our Certificate of Incorporation to increase the number of our authorized shares of common stock so as to allow us to reserve sufficient shares for the conversion of the Series C Preferred Stock and the exercise of the PIPE Warrants (the “Authorization Proposal”). If approval of the Authorization Proposal is not obtained at such meeting, we agreed to resubmit the Authorization Proposal at the annual or a special meeting of our stockholders on an annual basis beginning in 2017 until stockholder approval is obtained. Until stockholder approval is obtained, we agreed that we will not issue any additional shares of common stock or equity awards to employees without the consent of the PIPE Investors holding a majority of the voting power of the Series C Preferred Stock, provided that we may grant awards with respect to the 1.93 million shares of common stock currently reserved for issuance under our 2008 Equity Incentive Plan. If stockholder approval of the Authorization Proposal is not obtained prior to the earlier of May 17, 2021, and the date all of the Company’s obligations under indenture governing the Company’s 8.875% Senior Notes due 2021 have been satisfied, then the PIPE Investors holding a majority of the voting power of the Series C Preferred Stock may elect to require the Company to redeem for cash all shares of Series C Preferred Stock for which there are not sufficient authorized shares of common stock reserved to allow conversion of such shares of Series C Preferred Stock. The redemption price per share of Series C Preferred Stock would be calculated as the greater of the liquidation preference of each redeemed share of Series C Preferred Stock and the product of the volume weighted average share price of our common stock on the NASDAQ for a ten trading day period ending two trading days prior to the date that the Company receives the redemption notice and the number of shares of our common stock into which each share of Series C Preferred Stock is convertible.

A copy of the Certificate of Designations with respect to the Series B Preferred Stock and the Series B Exchange Agreement with the PIPE Investors are included as exhibits to our Current Report on Form 8-K filed with the SEC on June 13, 2016, which is incorporated by reference into this prospectus supplement. A copy of the Certificate of Designations with respect to the Series C Preferred Stock and the Series C Exchange Agreement with the PIPE Investors are included as exhibits to our Current Report on Form 8-K filed with the SEC on June 14, 2016, which is incorporated by reference into this prospectus supplement.

Pending Acquisition of Home Solutions, Inc.

On June 11, 2016, we entered into an Asset Purchase Agreement (as amended by the First Amendment (as defined below), the “Asset Purchase Agreement”), by and among HS Infusion Holdings, Inc., a Delaware corporation (“Home Solutions”), certain subsidiaries of Home Solutions, BioScrip and HomeChoice Partners, Inc., a Delaware corporation. Home Solutions is a privately held company that is a leading provider of home infusion and home nursing products and services to patients suffering from chronic and acute medical conditions. Pursuant to the Asset Purchase Agreement, BioScrip will acquire substantially all of the assets and assume certain liabilities of Home Solutions and its subsidiaries (the “Transaction”) for the Transaction Consideration (as defined below). In accordance with the terms of the Transaction, BioScrip will not purchase, among other things, (a) any accounts receivable associated with governmental payors, (b) cash assets, (c) certain non-transferrable assets (e.g., state licenses and Medicare and Medicaid certifications and personnel and employment records), (d) the equity of Home Solutions and its subsidiaries; (e) certain tax assets, (f) causes of actions related to any of the items specified as excluded assets or excluded liabilities in the Asset Purchase Agreement, (g) any privileged materials, documents or records of Home Solutions related to such excluded assets or excluded liabilities, or (h) intercompany receivables.

On June 16, 2016, the Company, HomeChoice Partners, Inc. and Home Solutions entered into an amendment to the Asset Purchase Agreement (the “First Amendment”) which modified the terms of the consideration payable by BioScrip to Home Solutions thereunder. The terms of the Asset Purchase Agreement as modified by the First Amendment are set forth below. Subject to certain net working capital adjustments, the consideration for the Transaction (the “Transaction Consideration”) is comprised of: (i) $67.50 million in cash (the “Cash Consideration”); (ii) $7.50 million of shares of BioScrip common stock calculated using the public offering price set forth on the cover page of this prospectus supplement (the “Transaction Closing Equity Consideration”); and (iii) contingent equity securities of the Company, in the form of restricted shares of our common stock (“RSUs”), issued in two tranches, Tranche A and Tranche B, with different vesting conditions (collectively, the “Contingent Shares”). Upon issuance the RSUs will have no value, but will be reported in our consolidated financial statements at their estimated fair value at the date of issuance. BioScrip will issue the shares of its common stock issuable to Home Solutions pursuant to the RSUs in Tranche A promptly, and in any event within five business days, following the earlier of (a) the closing price of BioScrip common stock, as reported by NASDAQ, averaging $4.00 per share or above over 20 consecutive trading days during the period beginning on the closing date of the Transaction and ending December 31, 2019, or (b) a change of control that occurs on or prior to December 31, 2017 or a change of control thereafter but on or prior to December 31, 2019, pursuant to which the consideration payable per share equals or exceeds $4.00 per share. BioScrip will issue the shares of its common stock issuable to Home Solutions pursuant to the RSUs in Tranche B promptly, and in any event within five business days, following the earlier of (a) the closing price of BioScrip’s common stock, as reported by NASDAQ, averaging $5.00 per share or above over 20 consecutive trading days during the period beginning on the closing date of the Transaction and ending December 31, 2019, or (b) a change of control that occurs on or prior to December 31, 2017, or a change of control thereafter but on or prior to December 31, 2019, pursuant to which the consideration payable per share equals or exceeds $5.00 per share. The aggregate number of RSUs in Tranche A will be approximately 3.1 million and the aggregate number of RSUs in Tranche B will be 4.0 million. The maximum amount of common stock issuable in connection with the Transaction represents approximately 15.77% of BioScrip’s outstanding common stock, based on the number of outstanding shares as of March 31, 2016, assuming all the RSUs vest and calculating the Transaction Closing Equity Consideration based on the public offering price set forth on the cover page of this prospectus supplement.

The Cash Consideration and the Transaction Closing Equity Consideration will be paid at closing, subject to customary closing adjustments.

We plan to fund the cash portion of the Transaction Consideration through the net proceeds from this offering. This offering is not conditioned on the closing of the Transaction, and we cannot assure you that the Transaction will be completed. See “Risk Factors — Risks Relating to the Transaction” and “Use of Proceeds.”

The consummation of the Transaction is subject to customary closing conditions, including, but not limited to, stockholder approval to increase the number of shares of common stock that we are authorized to issue pursuant to our certificate of incorporation, the absence of legal orders prohibiting the consummation of the Transaction, the absence of conditions or circumstances constituting a business material adverse effect with respect to Home Solutions, the completion of this offering, receipt of approval, or termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the accuracy of the representations and warranties of the parties, the parties’ performance and compliance in all material respects with the agreements and covenants contained in the Asset Purchase Agreement and the parties’ attainment of certain third-party consents. Although no assurance can be given that these conditions will be timely satisfied or waived, we believe that the Transaction will be consummated in the third quarter of 2016. Under the terms of the Asset Purchase Agreement, Home Solutions has the right to terminate the Asset Purchase Agreement if this offering is not completed with gross proceeds of at least $70 million within the 17 days following the June 11, 2016 date of the Asset Purchase Agreement. The Company’s obligation to consummate the transaction is conditioned upon the completion of this offering with gross proceeds of at least $70 million.

In addition, pursuant to the Asset Purchase Agreement, upon consummation of the Transaction, BioScrip has agreed that (1) for so long as Daniel Greenleaf remains the Chief Executive Officer of BioScrip, Mr. Greenleaf will be a member of our board of directors and (2) Home Solutions will be entitled to designate one member to our board of directors for a period of three years; provided that this designation right will terminate if Home Solutions owns less than 50% of the equity interests of BioScrip (including the Contingent Shares) issued to Home Solutions pursuant to the Asset Purchase Agreement. The Asset Purchase Agreement also provides Home Solutions with certain customary registration rights that require us to register the resale of the Transaction Closing Equity Consideration and the Contingent Shares pursuant to the Securities Act.

A copy of (1) the Asset Purchase Agreement and (2) the First Amendment are included as exhibits to our Current Reports on Form 8-K filed with the SEC on June 13, 2016 and June 16, 2016, respectively, and are incorporated by reference into this prospectus supplement. The Asset Purchase Agreement has been incorporated by reference herein solely to provide investors and security holders with information relating to its terms. It is not intended to be a source of financial, business or operational information about BioScrip, Home Solutions, or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Asset Purchase Agreement (1) are made only for the purposes of the Asset Purchase Agreement and are made as of specific dates and are solely for the benefit of the parties to the Asset Purchase Agreement, (2) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Asset Purchase Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information) and (3) may have been made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts. As to factual matters concerning BioScrip and Home Solutions, you should not rely upon the representations and warranties in the Asset Purchase Agreement.

Overview of Home Solutions

Founded in 1996 and headquartered in Hammonton, New Jersey, Home Solutions is one of the largest independent home infusion therapy providers in the Northeast, Mid-Atlantic, and Southeastern states. The home infusion services provided by Home Solutions help patients transition from hospital to home, by providing a specialized clinical team of registered dietitians, pharmacists, and nurses who collaborate throughout the patient-care process to allow the patient the opportunity to lead a healthier life, and have a lesser likelihood of being readmitted to the hospital. InfuLink®, Home Solutions’ proprietary web monitoring tool, shares data with healthcare providers to help optimize clinical outcomes.

Home Solutions has 20 years of experience in creating successful de novo pharmacies, acquiring existing stand-alone pharmacies and creating sustainable growth in new markets. Additionally, Home Solutions has demonstrated experience in obtaining payor contracts across the commercial, government and integrated delivery and accountable care organization networks.

Potential Benefits of the Acquisition of Home Solutions

We believe there are a number of benefits that make a combination with Home Solutions compelling. These factors include:

■	Market leading infusion and specialty services platform: The acquisition of Home Solutions would enhance the Company’s market leading infusion platform by adding enhanced capacity to serve patients in key geographic areas. Home Solutions has built a rich client base and strategic relationships with a diverse and broad mix of national payors and leading hospital systems since its establishment in 1996, which provides a valuable opportunity for BioScrip to expand its clientele and is beneficial to BioScrip’s business expansion strategy. If the Transaction is consummated, we will have a network of more than 80 service locations. Further, the Transaction would expand the opportunity for us to increase strategic accountable care organization and integrated delivery network partnerships. We believe that the breadth and depth of Home Solutions’ services offering will enhance our existing long-tenured relationships with sources of referrals, payors, hospitals and physicians.
■	Favorable Therapy Mix: The combination of BioScrip and Home Solutions brings together two highly complementary core infusion services portfolios that will have greater scale. Home Solutions is one of the largest independent home infusion providers in the country, with branches that span across the East Coast. For full year 2015, Home Solutions’ core revenue increased 8.3% and core admits increased 12.0%, both over the prior year period. The combined company will have an enhanced national presence, providing expanded core infusion services for patients and benefitting from additional payor relationships. The addition of Home Solutions will enhance our revenue mix and margins, as Home Solutions’ revenues from core infusion therapies represented 81% of total gross revenues at the end of 2015.
■	Synergies and Cost Savings: We believe that upon consummation of the Transaction, the Company will be able to realize synergies and take advantage of cost saving opportunities. We currently estimate the range of such synergies, net of payor contract dissynergies, to be between $14 million and $17 million and that the cost to achieve such synergies will be approximately $4.6 million. We expect to fully realize the synergies from the Transaction within 12 to 18 months following the consummation of the Transaction and to incur the cost of implementing such synergies within the same period. Our estimate of synergies in the range of $14 million to $17 million is based primarily on expected corporate synergies (elimination of corporate redundancies across departments of the two companies), supply chain synergies (allowing for more efficient purchasing across the combined Company) and field synergies (savings from consolidating branches in markets where the Company and Home Solutions have overlapping service areas). In addition, we anticipate that the Transaction will provide the Company an opportunity to accelerate growth on a combined platform through broader services and product capabilities and more efficient deployment of technology. There can be no assurance that these synergies will be achieved, or that they might not be significantly less, or that the integration of Home Solutions’ operations, management and culture into ours will be timely or effectively accomplished. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, inconsistencies in standards, controls, procedures and policies that adversely affect BioScrip’s ability to maintain relationships with customers. In addition, our ability to realize the anticipated synergies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, such as changes to government regulation governing or otherwise impacting our industry, reductions in reimbursement rates from Third Party Payors, reductions in service levels under our contracts, operating difficulties, client preferences, changes in competition and general economic or industry conditions.
■	Management Team Augmentation: The Transaction would augment BioScrip’s management team with the Home Solutions’ management team, which has successfully acquired and integrated multiple infusion companies, built de novo infusion pharmacies and driven Home Solutions’ revenue growth and profitability.

Management Agreement

Upon consummation of the Transaction, the Company intends to retain the current chairman and chief executive officer of Home Solutions, Dan Greenleaf, as its new chief executive officer. We intend to promote our current president and chief executive officer, Richard M. Smith, to Vice Chairman of our Board of Directors.

Mr. Greenleaf has over two decades of relevant experience in senior leadership positions in the healthcare industry. Previously he served as President and Chief Executive Officer of Coram Specialty Infusion Services, as well as Chief Operating Officer for Apria Healthcare. He joined Apria/Coram in April of 2008, and led Coram to become an industry leader in home infusion and one of the top-performing healthcare companies in the United States.

Prior to joining Apria/Coram, Mr. Greenleaf served as President and Chief Executive Officer for VioQuest Pharmaceuticals, a publicly traded biopharmaceutical company. Additionally, Mr. Greenleaf was the President of U.S. Operations for Celltech Biopharmaceuticals, prior to its sale to UCB. He also held senior leadership roles with Nabi Pharmaceuticals and Schering-Plough Corporation.

Mr. Greenleaf serves on the University of Miami’s Health Sector Management and Policy Board, Denison University’s Board of Advisors, Rotech Healthcare’s Board, Gryphon Investor’s Executive Advisory Board and is a past board member for the National Home Infusion Association. He has also been a member of the international group, Young President’s Organization, since 2004. He has also been a guest lecturer on leadership at Wharton School of the University of Pennsylvania and University of Miami School of Business Administration.

A graduate of Denison University with a Bachelor of Arts (B.A.) in Economics, Mr. Greenleaf also holds a Master of Business Administration (M.B.A.) in Health Administration from the University of Miami. A military veteran, Mr. Greenleaf was a captain and navigator in the United States Air Force and served in Operation Desert Storm.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of our shares of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer
BioScrip, Inc.
Common stock offered
40,000,000 shares, or 45,200,000 shares if the underwriters exercise in full their option to purchase additional shares of common stock.
Common stock to be outstanding upon completion of this offering
108,780,241 shares, or 113,980,241 shares if the underwriters exercise in full their option to purchase additional shares of common stock.
Listing
Our shares of our common stock are listed on The NASDAQ Global Market under the symbol “BIOS.”
Use of proceeds
We intend to use the net proceeds from this offering in the following order of priority (i) to fund the Cash Consideration, (ii) to pay fees and expenses in connection with the Transaction, (iii) to repay a portion of our outstanding borrowings under our revolving credit facility and (iv) for general corporate purposes. This offering is not conditioned on the closing of the Transaction, and we cannot assure you that the Transaction will be completed on the terms described herein or at all. If the Transaction is completed but the net proceeds of this offering are not sufficient to fund the Cash Consideration or the fees and expenses in connection with the Transaction, the Company intends to fund any shortfall in such payment of the Cash Consideration or the fees and expenses with its cash on hand and borrowing under its revolving credit facility. If the Transaction is not completed, we intend to use any net proceeds from this offering (i) to repay a portion of our outstanding borrowings under our revolving credit facility and (ii) for general corporate purposes.
Dividend policy
We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.
Risk factors
Investing in our common stock involves risks. See “Risk Factors” on page S-18 and “Risk Factors” in our Annual Report on Form 10-K, incorporated by reference into this prospectus supplement, for other information you should consider before buying our shares of our common stock.

The number of shares of our common stock outstanding immediately after the closing of this offering is based on 68,780,241 shares outstanding as of March 31, 2016, and excludes:

■	4,058,421 shares issuable upon exercise of stock options outstanding as of March 31, 2016 at a weighted average exercise price of $7.37 per share;
■	an aggregate of 1,679,061 shares reserved for future grants under our equity incentive plans;
■	483,040 shares issuable upon conversion of our convertible securities; and

■	3,750,000 shares to be issued as Transaction Closing Equity Consideration, calculated based on the $2.00 per share price to the public in this offering.

Unless otherwise noted, this prospectus supplement assumes no exercise by the underwriters of their option to purchase an additional 5,200,000 shares of common stock.

Summary Historical Condensed Consolidated Financial Data of BioScrip

The table below sets forth our summary historical condensed consolidated financial data for each of the years in the three-year period ended December 31, 2015, the three-month periods ended March 31, 2015 and March 31, 2016, and the twelve month period ended March 31, 2016.

The annual historical information has been derived from our audited consolidated financial statements as of and for the years ended December 31, 2013, 2014 and 2015, incorporated by reference herein (the consolidated balance sheet for the year ended December 31, 2013 is not incorporated herein). The consolidated interim historical financial information as of and for the three months ended March 31, 2015 and 2016 has been derived from our unaudited condensed consolidated financial statements for such periods incorporated by reference herein. Our historical results are not necessarily indicative of our future results and the results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. The unaudited historical financial data for the twelve months ended March 31, 2016 have been derived by adding the financial data for the year ended December 31, 2015 to the financial data for the three months ended March 31, 2016 and subtracting the financial data for the three months ended March 31, 2015.

This summary historical condensed consolidated financial data is qualified by reference to, and should be read in conjunction with, our historical consolidated financial statements, including the notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference herein.

	Fiscal Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2016
Statement of Operations Data	2015	2014	2013	2016	2015
(In thousands)
Net revenue	$982,223	$922,654	$696,473	$238,462	$244,357	$976,328
Cost of Revenue (excluding depreciation expense)	721,308	671,901	489,823	174,230	179,402	716,136
Gross profit	260,915	250,753	206,650	64,232	64,955	260,192
Other operating expenses	165,998	166,552	127,200	39,658	41,615	164,040
Bad debt expense	41,042	79,547	19,516	7,591	8,346	40,287
General and administrative expenses	42,524	49,314	47,897	11,051	11,699	41,876
Impairment of goodwill	251,850	—	—	—	—	251,850
Restructuring, integration, and other expenses, net(1)	24,405	30,206	18,062	1,728	3,704	22,429
Depreciation and amortization expense	22,743	22,943	20,226	4,538	5,794	21,487
Income (loss) from operations	(287,647)	(97,809)	(26,251)	(334)	(6,203)	(281,777)
Interest expense, net(2)	37,313	40,918	44,130	9,412	9,163	37,562
Loss from continuing operations, before income taxes	(324,960)	(138,727)	(70,381)	(9,746)	(15,366)	(319,339)
Income tax expense (benefit)	(21,532)	11,193)	1,260	23	1,928	(23,437)
Loss from continuing operations, before income taxes	(303,428)	(149,920)	(71,641)	(9,769)	(17,294)	(295,902)
Income (loss) from discontinued operations, net of income taxes	3,721	2,452	1,987	233	(2,379)	6,333
Net income (loss)	(299,707)	(147,468)	(69,654)	(9,536)	(19,673)	(289,569)
Accrued dividends on preferred stock	(6,120)	—	—	(1,998)	(453)	(7,665)
Deemed dividends on preferred stock	(3,690)	—	—	(172)	(1,164)	(2,698)
Net income/(loss) attributable to common stockholders	$(309,517)	$(147,468)	$(69,654)	$(11,706)	$(21,290)	$(299,932)
Income (loss) per common share:		2
Loss from continuing operations per share, basic and diluted	$(4.56)	$(2.19)	$(1.11)	$(0.17)	$(0.28)	$(4.45)
Income (loss) from discontinued operations per share, basic and diluted	0.05	0.04	0.03	—	(0.03)	0.09
Net income (loss) per share, basic and diluted(5)	$(4.51)	$(2.15)	(1.08)	$(0.17)	$(0.31)	$(4.36)
Weighted average common shares outstanding, basic and diluted	68,710	68,476	64,560	68,771	68,637	68,771

(1)	Restructuring, integration and other expenses include non-operating costs associated with restructuring and integration initiatives such as employee severance costs, certain legal and professional fees, training costs, redundant wage costs, impacts recorded from the change in contingent consideration obligations, and other costs related to contract terminations and closed branches/offices.
(2)	Net interest expense includes interest income, interest expense, amortization of deferred financing cost, and loss on extinguishment of debt.

	Fiscal Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2016
	2015	2014	2013	2016	2015
(in thousands)
Statement of Cash Flow Data:
Net cash flows provided by (used in) operating activities	$(64,742)	$(31,416)	$(54,580)	$(10,962)	(28,047)	$(47,657)
Net cash flows provided by (used in) investing activities	13,021	44,257	(302,343)	(1,323)	(2,066)	13,764
Net cash flows provided by (used in) financing activities	66,558	(13,102)	295,823	4,759	52,619	18,698

	As of December 31,			As of March 31,
	2015	2014	2013	2016	2015
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$15,557	$740	$1,001	$8,051	$23,246
Total current assets	186,971	188,215	236,956	158,845	212,353
Total long-term debt, net of current portion	406,319	418,408	375,322	391,729	418,503
Total liabilities	564,465	607,908	582,275	529,930	587,197
Total stockholders’ equity (deficit)	(80,878)	216,805	354,583	(91,524)	204,228

Summary Historical Financial Data of Home Solutions

The table below sets forth the summary historical condensed consolidated financial data of Home Solutions for the fiscal years ended December 31, 2014 and 2015. The annual historical information has been derived from Home Solutions’ audited consolidated financial statements as of and for the years ended December 31, 2014 and 2015. Such historical results are not necessarily indicative of Home Solutions’ future results. The audited consolidated financial statements of Home Solutions are not incorporated in this prospectus supplement.

	Fiscal Year Ended December 31, 2015	Fiscal Year Ended December 31, 2014
(in thousands)
Net revenue	$109,115	$105,509
Cost of revenue	80,728	79,117
Gross profit	28,387	26,392
Operating costs and expenses:
Selling, general and administrative expenses	28,100	36,134
Depreciation and amortization	13,600	14,505
	41,700	50,639
Loss before other income (expense) and provision for income taxes from continuing operations	(13,313)	(24,247)
Other income (expense):
Interest expense	(3,969)	(3,931)
Other income (expense)	(742)	50
	(4,710)	(3,881)
Loss before provision for income taxes from continuing operations	(18,024)	(28,128)
Income tax benefit	—	308
Loss from continuing operations	(18,024)	(27,820)
Loss from discontinued operations, net of taxes	(218)	(139)
Net loss	$(18,241)	$(27,959)

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

The table below sets forth our summary unaudited pro forma condensed consolidated financial information for the year ended December 31, 2015. The summary unaudited pro forma condensed consolidated financial information gives pro forma effect to the Transaction as if it occurred on January 1, 2015. This offering is not contingent on the closing of the Transaction. Therefore, the pro forma financial information herein is only relevant if the Transaction is consummated. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions used in the preparation of the unaudited pro forma condensed consolidated financial information are correct. The summary unaudited pro forma condensed consolidated financial information has not been prepared in accordance with Regulation S-X, promulgated pursuant to the Securities Act, is based on assumptions and is presented for illustrative and informational purposes only and does not purport to represent what our actual financial position or results of operations would have been had the Transaction actually been completed on the date indicated and is not necessarily indicative of our results of operations as of the specified date or in the future.

The unaudited pro forma condensed consolidated financial information herein does not give effect to purchase accounting adjustments, including goodwill that will be recorded by the Company and reflected in the Company’s financial statements for periods subsequent to the Transaction. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited historical financial statements of the Company incorporated by reference herein.

	Fiscal Year Ended December 31, 2015		Pro Forma Year Ended December 31, 2015
(in thousands)	BioScrip	Home Solutions	Transaction Adjustments	Consolidated
Loss from continuing operations, net of income taxes	$(303,428)	$(18,024)	$—	$(321,452)
Interest Expense, net	37,313	3,969	—	41,282
Income Tax Expense (Benefit)	(21,532)	—	—	(21,532)
Depreciation & Amortization	22,743	13,600	—	36,343
EBITDA(1)	$(264,904)	$(454)	$—	$(265,358)
As Adjusted:
Impairment of Goodwill	$251,850	—	$—	$251,850
Stock Based Compensation	4,513	—	—	4,513
Restructuring, integration, and other expenses, net(2)(3)	24,405	3,627	—	28,032
Financial Sponsor Management Fees & Expenses(4)	—	420	—	420
Adjusted EBITDA(1)	$15,864	$3,593	$—	$19,457
As Further Adjusted:
Other Adjustments(5)	—	—	(930)	(930)
Home Solutions Cost Savings/Synergies(6)	—	—	15,500	15,500
Pro Forma Adjusted EBITDA(1)(7)	$15,864	$3,593	$14,570	$34,027

(1)	We present EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA because they are measures management uses to assess financial performance. We believe that companies in our industry use measures of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA as common performance measurements. We also believe that securities analysts, investors and other interested parties frequently use measures of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA as financial performance measures and as indicators of ability to service debt obligations. While providing useful information, non-GAAP measures, including EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA, should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA may have material limitations as performance measures because they exclude non-recurring items that are necessary elements of our costs and operations. In addition, “EBITDA,” “Adjusted EBITDA,” “Pro Forma Adjusted EBITDA” or similar measures presented by other companies may not be comparable to our presentation, because each company may define these terms differently. See “Non-GAAP Financial Measures.”

(2)	Restructuring, integration and other expenses for BioScrip include non-operating costs associated with restructuring and integration initiatives such as employee severance costs, certain non-recurring legal and professional fees, non-recurring training costs, redundant wage costs, impacts recorded from the change in contingent consideration obligations, and other non-recurring costs related to contract terminations and closed branches/offices.
(3)	Restructuring, integration and other expenses for Home Solutions include certain one-time or non-recurring costs associated with (i) acquisition expenses ($0.57 million); (ii) the company’s credit facility ($0.06 million); (iii) labor and compensation expenses including employee severance costs, redundant wage costs and other labor savings ($0.90 million); (iv) legal costs and settlements ($1.28 million); and (v) professional fees ($0.09 million); and certain one-time or non-recurring costs or losses associated with de novo operations and closed branches/offices ($0.70 million).
(4)	Financial Sponsor Management Fees & Expenses reflect expenses associated with KRG Capital Partners, the primary stockholder of Home Solutions. Upon consummation of the Transaction, no future management fees or expenses will be paid.
(5)	Reflects certain other diligence adjustments, including an adjustment to net revenues recognized by Home Solutions, net of bad debt expense, to reflect actual historical cash collections experience.
(6)	We expect to realize annual cost savings of $15.5 million, which is the midpoint of the anticipated synergies range of approximately $14.0 to $17.0 million, beginning in the fourth quarter of 2016 as a result of the business combination with Home Solutions and the elimination of certain redundant positions, overlapping branches, professional services and other expenses, as well as the efficiencies of integrating corporate functions within a larger company framework. We expect that the cost to achieve such synergies will be approximately $4.6 million. This adjustment has not been prepared in accordance with the requirements of Regulation S-X pursuant to the Securities Act relating to the presentation of pro forma financial information, is presented for information purposes only and does not purport to represent what our actual financial position or results of operations would have been if the acquisition had been completed as of an earlier date or that may be achieved in the future. See “Risk Factors — Risks Relating to the Transaction — There may be difficulties in integrating Home Solutions’ business and operations into our business and operations, and the integration process will place an additional burden on our management and internal resources. We may overestimate the synergies that will result from the Transaction or underestimate the cost of implementing such synergies.”
(7)	This presentation of Pro Forma Adjusted EBITDA includes estimates with respect to cost savings to the business combination with Home Solutions. These estimates reflect various assumptions made by us that may or may not prove accurate, as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information. No representations or warranties are made as to the accuracy of such estimates. Actual results achieved during historical and future periods may differ substantially from the estimates set forth above.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below as well as the other information, regulatory provisions and data included in this prospectus supplement before making an investment decision. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and thus our ability to generate revenues. The actual occurrence of any of these risks could materially adversely affect our business, financial condition, results of operations, ability to meet our financial obligations and prospects, in which case you may lose part or all of your investment.

Risks Relating to the Transaction

We may fail to complete the Transaction if certain required conditions, many of which are outside of our control, are not satisfied.

Completion of the Transaction is subject to various customary closing conditions, including, but not limited to, BioScrip stockholder approval, the absence of legal orders prohibiting the consummation of the Transaction, the absence of conditions or circumstances constituting a business material adverse effect with respect to Home Solutions, completion of this offering, receipt of approval, or termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the accuracy of the representations and warranties of the parties, the parties’ performance and compliance in all material respects with the agreements and covenants contained in the Asset Purchase Agreement and the parties’ attainment of certain third-party consents.

Despite our best efforts, we may not be able to satisfy or timely obtain the various closing conditions, and such failure or delay in completing the Transaction may cause uncertainty or other negative consequences that may materially and adversely affect our performance, financial condition, results of operations, share price and the perceived acquisition value.

Failure to complete the Transaction could adversely affect our business.

If the conditions to completion of the Transaction are not met, or if the Transaction is not completed for any other reason, we will be subject to several risks, including, (a) the price of our common stock may decline if the Transaction is not completed, to the extent our current stock price reflects a market assumption that the Transaction will occur, (b) we will remain liable for significant transaction costs that would be payable even if the Transaction is not completed, (c) a failed transaction may result in negative publicity and a negative impression of us in the investment community, (d) our business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Transaction, and (e) any disruptions to our business resulting from the announcement and pendency of the Transaction, including any adverse changes in our relationships with our employees, vendors, and customers (including Home Solutions), could continue or accelerate in the event of a failed transaction. For these and other reasons, failure to consummate the Transaction could adversely impact our business, financial condition, results of operations, and stock price.

There may be difficulties in integrating Home Solutions’ business and operations into our business and operations, and the integration process will place an additional burden on our management and internal resources. We may overestimate the synergies that will result from the Transaction or underestimate the cost of implementing such synergies.

We contemplate that the Transaction will be immediately accretive to BioScrip’s stockholders and result in increased earnings and cost savings for us following the integration of Home Solutions into our business. This expectation is based on presumed synergies from consolidation and enhanced growth opportunities. We currently estimate the range of such synergies to be between $14 million and $17 million and that the cost to achieve such synergies will be approximately $4.6 million. These anticipated benefits will depend in part on whether Home Solutions’ operations can be integrated in an efficient and effective manner into our operations, and whether the expected bases or sources of synergies produce the benefits anticipated. Many operational and strategic decisions with respect to Home Solutions following its acquisition by us have not been made and may not have been fully identified. These decisions may present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees.

While we believe that our expectations regarding the achievement of synergies and other benefits of the Transaction are reasonable, there can be no assurance that the integration of Home Solutions’ operations, management and culture into ours will be timely or effectively accomplished. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, inconsistencies in standards, controls, procedures and policies that adversely affect BioScrip’s ability to maintain relationships with customers.

In addition, our ability to realize the anticipated synergies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, such as changes to government regulation governing or otherwise impacting our industry, reductions in reimbursement rates from Third Party Payors, reductions in service levels under our contracts, operating difficulties, client preferences, changes in competition and general economic or industry conditions. Consequently, we may overestimate the synergies that will result from the Transaction or underestimate the cost of implementing such synergies.

Further, successful integration of BioScrip’s and Home Solutions’ operations and personnel will place an additional burden on our management and our internal resources. The additional burden could lead to significant diversion of management attention, which could lead to a decrease in BioScrip’s future operating results and thereby negatively impact its share price.

Jefferies LLC will receive the substantial portion of its fees and other compensation only if the Transaction is consummated.

BioScrip engaged Jefferies LLC (“Jefferies”) to act as its exclusive financial advisor in connection with the Transaction, and will pay Jefferies a fee of $4.5 million, $1.0 million of which was payable upon delivery of its opinion to the BioScrip board of directors that the consideration to be paid by BioScrip pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to BioScrip. The remaining $3.5 million will be payable upon the consummation of the Transaction. As such, Jefferies has a considerable financial interest in the Transaction being consummated. Jefferies delivered its opinion to the BioScrip board of directors.

We have and will continue to incur substantial transaction-related costs in connection with the Transaction.

We have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs in initiating and completing the Transaction, integrating the operations of Home Solutions and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration process. These costs may be higher than expected and could have a material adverse effect on our financial condition, operating results or value.

The Transaction may expose us to unknown or contingent liabilities for which we have no indemnification rights, or we may be subject to liabilities substantially in excess of amounts covered through any indemnification rights, or experience difficulty enforcing such indemnification rights.

We have indemnification rights with respect to breaches of representations and warranties, breaches of covenants and the failure of Home Solutions to satisfy any liabilities that are excluded. Governmental agencies and other third parties bringing claims against Home Solutions with respect to such matters, including claims brought against Home Solutions pursuant to Medicare and Medicaid regulations or under the False Claims Act, may seek to impose liability on the Company despite the fact that the Company did not assume such liabilities from Home Solutions. Claims relating to such matters may exceed the limit on our indemnification rights. Home Solutions may also have other unknown liabilities which we will be responsible for after the Transaction. If we are held responsible for liabilities not covered by indemnification rights or substantially in excess of amounts covered through any indemnification rights, or if we experience difficulty enforcing such indemnification rights, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows. Furthermore, the indemnity does not cover loss of our future revenue or income or loss of business reputation or opportunity that may arise as a consequence of the indemnified liabilities. The indemnified liabilities may, therefore, result in reputational damage to our business that could adversely affect our financial condition.

Anti-assignment provisions in Home Solutions’ agreements triggered in connection with the acquisition of Home Solutions by BioScrip may lead to adverse consequences.

Home Solutions may be a party to agreements that contain provisions on assigning the agreement that may be triggered in connection with the Transaction. The operation of these anti-assignment provisions, if triggered, could result in unanticipated expenses and/or the loss of certain customers, vendors or payors. If Home Solutions and BioScrip are unable to negotiate consent to the assignment of the agreements, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Home Solutions and BioScrip are able to negotiate consents, the counterparties may require a fee for such consent or seek to renegotiate the agreements on terms less favorable to Home Solutions. Any of the foregoing or similar developments may have an adverse impact on BioScrip’s business and results of operations.

The Transaction is subject to the receipt of consents and approvals from government entities that may not be received or that may impose conditions that could have an adverse effect on BioScrip following the completion of the Transaction.

We cannot complete the Transaction unless we receive various consents, orders, approvals and clearances from antitrust, health care regulatory and other authorities in the United States. While we believe that we will receive the requisite regulatory approvals from these authorities, there can be no assurance that such approvals will be received. In addition, these authorities may impose conditions on the completion of the Transaction or require changes to the terms of the Transaction that could result in the divestiture of certain assets of BioScrip or Home Solutions. While we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and any such conditions or changes could have the effect of delaying completion of the Transaction or imposing additional costs on or limiting the revenues of BioScrip following the Transaction, any of which may have an adverse effect on us following the Transaction.

A shortage of qualified pharmacists, nursing staff and other professionals could adversely affect our ability to attract, train and retain qualified personnel and could increase operating costs after the Transaction.

Home Solutions’ pharmacy business relies significantly on its ability to attract and retain pharmacists and pharmacy technicians. In addition, Home Solutions’ business relies on its ability to attract and retain nurses, dietitians and other caregivers who possess the skills, experience and licenses necessary to meet the requirements of its patients. Home Solutions competes for personnel with other providers of pharmacy and home health services. Our ability to attract and retain licensed professionals after the Transaction will depend on several factors, including our ability to provide these licensed professionals with attractive assignments and competitive benefits and salaries. There can be no assurance that BioScrip will be successful in any of these areas. In addition, there are occasional shortages of qualified health care personnel in some of the markets in which Home Solutions operates. As a result, we may face higher costs to attract licensed professionals and we may have to provide them with more attractive benefit packages than originally anticipated, either of which could cause our profitability to decline. Finally, if we expand Home Solutions’ operations into geographic areas where health care providers historically have unionized, we cannot assure you that negotiating collective bargaining agreements will not have a negative effect on our ability to timely and successfully recruit qualified personnel. Generally, if we are unable to attract and retain licensed professionals, the quality of our services may decline and we could lose patients and referral sources.

Failure to retain key employees of both BioScrip and Home Solutions, including executive officers, and the loss of key personnel or the transition of key personnel, including our Chief Executive Officer, could diminish the benefits of the Transaction.

The successful acquisition of Home Solutions will depend in part on the retention of key personnel at Home Solutions, including senior management, and the continued contributions of our senior management. There can be no assurances BioScrip will be able to retain Home Solutions’ key personnel. Further, upon consummation of the Transaction, the Company intends to retain the current chief executive officer of Home Solutions, Dan Greenleaf, as its new chief executive officer. Although we intend to make this transition as smooth as possible, this leadership change may result in disruptions to our business or operations or otherwise limit the ability of our management team to effectively execute on our business plan, which could have an adverse effect on our results of operations and financial condition.

In addition, no assurance can be given that after the Transaction, BioScrip and Home Solutions will be able to attract or retain key management personnel and other key employees to the same extent that BioScrip and Home Solutions have been previously able to attract or retain their own employees.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and may not be an indication of BioScrip’s financial condition or results of operations following the Transaction.

The unaudited pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Transaction. For example, the pro forma financial information has been derived from the historical financial statements of BioScrip and Home Solutions, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy.

In addition, the unaudited pro forma financial information does not reflect all costs that are expected to be incurred by BioScrip or Home Solutions in connection with Transaction. For example, the impact of any incremental costs incurred in integrating the companies is not reflected in the pro forma financial information. As a result, the actual financial condition and results of operations of BioScrip following the Transaction may differ significantly from the pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect BioScrip’s financial condition or results of operations following the Transaction.

The Transaction will result in changes to our Board that may affect the strategy and operations of the combined company as compared to that of BioScrip and Home Solutions.

If we complete the Transaction, the composition of our Board will change. Following the completion of the Transaction, our Board has agreed that Home Solutions will have the right to appoint one member to our Board. In addition, we have agreed that Dan Greenleaf will serve on our board of directors during such time as he remains Chief Executive Officer. This new composition of our Board may affect our business strategy and operating decisions following completion of the Transaction. In addition, there can be no assurance that the new board will function effectively as a team and that there will not be any adverse effects on our business as a result.

Current shareholders may have reduced ownership and voting interests after the Transaction. In addition, after BioScrip registers the resale of the BioScrip common stock to be used as consideration for the Transaction with the SEC, Home Solutions may elect to sell shares of BioScrip common stock on the open market, which may have an adverse effect on the market price of BioScrip common stock.

Based on the number of shares of common stock of BioScrip outstanding on March 31, 2016, upon the completion of the Transaction, Home Solutions could potentially own approximately 15.77% of our common stock, or 10,843,750 shares of our common stock, which will be held in the form of the restricted shares to be issued at closing as well as the Contingent Shares, issuable subject to the terms of the Asset Purchase Agreement.

Our shareholders currently have the right to vote for the directors of BioScrip and on other matters affecting BioScrip. When the Transaction occurs, Home Solutions will become a shareholder of BioScrip, which shareholding will increase upon vesting of the Contingent Shares. As a result, the percentage ownership of BioScrip held by each of our current shareholders will be smaller than such shareholder’s percentage ownership of BioScrip prior to the Transaction. Our current shareholders will, therefore, have proportionately less ownership and voting interests in BioScrip following the Transaction than they have now.

In addition, BioScrip has agreed to prepare and file with the SEC a Form S-3 registering the resale of the Transaction Closing Equity Consideration and the BioScrip common stock issuable following the vesting of the Contingent Shares. After such shares of BioScrip common stock have been registered for resale, Home Solutions may elect to sell shares of BioScrip common stock in the open market. If Home Solutions chooses to sell shares of BioScrip common stock, it could have an adverse effect on the market price of BioScrip common stock.

Risks Related to Our Common Stock

Future sale of a large number of shares of our common stock could adversely affect the market price of our common stock and may be dilutive to current shareholders.

The sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect the price for our common stock. This offering may have a dilutive effect on net income per common share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of our equity securities, cannot be determined at this time. The market price of our common stock could decline as a result of sales of a large number of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

We do not have adequate shares reserved for the conversion or exercise of certain equity-linked securities, including our PIPE Warrants. As a result, such securities, including our PIPE Warrants, may be reclassified from equity to liability, which could result in significant volatility in our earnings.

We currently do not have adequate authorized shares reserved for the conversion or exercise of certain equity-linked securities, including our PIPE Warrants. See “Prospectus Summary — Recent Developments — Exchange of Preferred Stock.” Under GAAP, the insufficiency of our authorized shares to satisfy the conversion or exercise of equity-linked securities may lead to their reclassification from equity to liability, with changes in fair value recorded in earnings, which may result in significant volatility in our earnings.

We do not intend to pay dividends or other distributions to our stockholders.

We currently do not, and do not intend to, pay cash dividends on our common stock in the foreseeable future. Furthermore, our senior credit facility and the indenture governing our notes contain restrictions that limit our ability to pay dividends. See “Dividend Policy.”

Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage a takeover.

Our certificate of incorporation, bylaws and Delaware law contain provisions that might enable our management to resist a takeover. These provisions may:

■	discourage, delay or prevent a change in the control of the Company or a change in our management;
■	adversely affect the voting power of holders of common stock; and
■	limit the price that investors might be willing to pay in the future for shares of our common stock.

Our future operating results may be below securities analysts’ or investors’ expectations, which could cause our stock price to decline.

We may be unable to generate significant revenues or grow at the rate expected by securities analysts or investors. In addition, our costs may be higher than we, securities analysts or investors expect. If we fail to generate sufficient revenues or our costs are higher than we expect, our results of operations will suffer, which in turn could cause our stock price to decline. Our operating results in any particular period may not be a reliable indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts or investors. If this occurs, the price of our common stock will likely decline.

Our common stock has low average trading volume, and we expect that the price of our common stock could fluctuate substantially.

The average daily trading volume of our common stock in 2015 was approximately 1,233,000 shares. The market price for our common stock is affected by a number of factors, including:

■	actual or anticipated variations in our results of operations or those of our competitors;
■	changes in earnings estimates or recommendations by securities analysts or our failure to achieve analysts’ earnings estimates; and
■	developments in our industry.

The stock prices of many companies in the infusion services industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Because of the low trading volume, our stock price is subject to greater potential volatility. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

Risks Related to Our Business

Pressures relating to downturns in the economy could adversely affect our business and consolidated financial statements.

Medicare and other federal and state payors account for a significant portion of our revenues. During economic downturns and periods of stagnant or slow economic growth, federal and state budgets are typically negatively affected, resulting in reduced reimbursements or delayed payments by the federal and state government health care coverage programs in which we participate, including Medicare, Medicaid and other federal or state assistance plans. Government programs could also slow or temporarily suspend payments on Medicaid obligations, negatively impacting our cash flow and increasing our working capital needs and interest payments. We have seen, and believe we will continue to see, Medicare and state Medicaid programs institute measures aimed at controlling spending growth, including reductions in reimbursement rates.

Higher unemployment rates and significant employment layoffs and downsizings may lead to lower numbers of patients enrolled in employer-provided plans. Adverse economic conditions could also cause employers to stop offering, or limit, healthcare coverage, or modify program designs, shifting more costs to the individual and exposing us to greater credit risk from patients or the discontinuance of therapy.

Existing and new government legislative and regulatory action could adversely affect our business and financial results.

Our business is subject to numerous federal, state and local laws and regulations. Changes in these regulations may require extensive changes to our systems and operations that may be difficult to implement. Untimely compliance or noncompliance with applicable laws and regulations could adversely affect the continued operation of our business, including, but not limited to: imposition of civil or criminal penalties; suspension of payments from government programs; loss of required government certifications or approvals; suspension of authorizations to participate in or exclusion from government reimbursement programs; or loss of licensure. Reduction in reimbursement by Medicare, Medicaid and other governmental payors could adversely affect our business as well. The regulations to which we are subject include, but are not limited to, Anti-Kickback laws; federal and state laws prohibiting self-referrals or “Stark laws”; The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (collectively, “HIPAA”), as amended by the Health Information for Economic and Clinical Health Act of 2009 (“HITECH”); False Claims Act; Civil Monetary Penalties Act; regulations of the U.S. Food and Drug Administration (“FDA”), U.S. Federal Trade Commission, and the U.S. Drug Enforcement Administration (DEA), and regulations of individual state regulatory authorities. In that regard, our business and consolidated financial statements could be affected by one or more of the following:

■	federal and state laws and regulations governing the purchase, distribution, management, compounding, dispensing and reimbursement of prescription drugs and related services, including state and federal controlled substances laws and regulations;
■	FDA and/or state regulation affecting the pharmacy industries;
■	rules and regulations issued pursuant to HIPAA and HITECH; and other federal and state laws affecting the use, disclosure and transmission of health information, such as state security breach notification laws and state laws limiting the use and disclosure of prescriber information;
■	administration of Medicare and state Medicaid programs, including legislative changes and/or rulemaking and interpretation;
■	federal and state laws and regulations that require reporting and public dissemination of payments to and between various health care providers and other industry participants;
■	government regulation of the development, administration, review and updating of formularies and drug lists;
■	managed care reform and plan design legislation, including state laws regarding out-of-network charges and participation;
■	federal or state laws governing our relationships with physicians or others in a position to refer to us; and
■	interpretation and enforcement of the Drug Quality and Security Act (“DQSA”).

The Health Reform Law and its implementation could have a material adverse effect on our business.

The Health Care and Education Reconciliation Act of 2010, which amended the Patient Protection and Affordable Care Act, or PPACA (collectively, the “Health Reform Law”) has resulted and will continue to result in sweeping changes to the existing U.S. system for the delivery and financing of health care. While many regulations have already been promulgated, further implementation of certain of the requirements under the Health Reform Law will depend on the promulgation of regulations by a number of federal government agencies, including the U.S. Department of Health and Human Services. It is impossible to predict the outcome of these changes and the net effect of those requirements on us. As such, we cannot predict the impact of the Health Reform Law on our business, operations or financial performance.

Federal actions and legislation may reduce reimbursement rates from governmental payors and adversely affect our results of operations.

In August 2011, Congress passed a deficit reduction agreement that created a committee tasked with proposing legislation to reduce the federal deficit by November 23, 2011. Because the committee did not act, automatic Medicare cuts were scheduled to go into effect January 1, 2013. However, Congress passed legislation extending the time for such cuts by three months. Thus, Medicare reimbursement to providers was reduced overall by 2% (as part of sequestration) beginning April 1, 2013. The automatic spending cuts did not and will not have an impact on Medicaid reimbursement. The reductions in Medicare reimbursement have not yet been significant but they could have an adverse impact on our results of operations.

These reductions are in addition to reductions mandated by the Health Reform Law, which provides for material reductions in the growth of Medicare program spending. From time to time, the Centers for Medicare and Medicaid Services (“CMS”) revises the reimbursement systems used to reimburse health care providers, which may result in reduced Medicare payments. Because most states must operate with balanced budgets and because the Medicaid program is often a state’s largest program, some states have enacted or may consider enacting legislation designed to reduce their Medicaid expenditures. Further, many states have also adopted, or are considering, legislation designed to reduce coverage and/or enroll Medicaid recipients in managed care programs. The current economic environment has increased the budgetary pressures on many states, and these budgetary pressures have resulted, and likely will continue to result, in decreased spending, or decreased spending growth, for Medicaid programs and the Children’s Health Insurance Program in many states.

In some cases, Third Party Payors rely on all or portions of Medicare payment systems to determine payment rates. Changes to government health care programs that reduce payments under these programs may negatively impact payments from Third Party Payors. Current or future health care reform and deficit reduction efforts, changes in laws or regulations regarding government health care programs, other changes in the administration of government health care programs and changes to Third Party Payors in response to health care reform and other changes to government health care programs could have a material, adverse effect on our financial position and results of operations.

We face periodic reviews and billing audits from governmental and private payors, and these audits could have adverse findings that may negatively impact our business.

As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental reviews and audits to verify our compliance with these programs and applicable laws and regulations. We also are subject to audits under various government programs in which third party firms engaged by CMS conduct extensive reviews of claims data and medical and other records to identify potential improper payments under the Medicare program. Private pay sources also reserve the right to conduct audits. If billing errors are identified in the sample of reviewed claims, the billing error can be extrapolated to all claims filed which could result in a larger overpayment than originally identified in the sample of reviewed claims. Our costs to respond to and defend reviews and audits may be significant and could have a material adverse effect on our business and consolidated financial condition, results of operations and cash flows. Moreover, an adverse review or audit could result in:

■	required refunding or retroactive adjustment of amounts we have been paid by governmental or private payors;
■	state or Federal agencies imposing fines, penalties and other sanctions on us;
■	loss of our right to participate in the Medicare program, state programs, or one or more private payor networks; or
■	damage to our business and reputation in various markets.

These results could have a material adverse effect on our business and consolidated financial condition, results of operations and cash flows.

If any of our pharmacies fail to comply with the conditions of participation in the Medicare program, that pharmacy could be terminated from Medicare, which could adversely affect our consolidated financial statements.

Our pharmacies must comply with the extensive conditions of participation in the Medicare program. These conditions vary depending on the type of facility, but, in general, require our facilities to meet specified standards relating to licensure, personnel, patient rights, patient care, patient records, physical site, administrative reporting and legal compliance. If a pharmacy fails to meet any of the Medicare supplier standards, that pharmacy could be terminated from the Medicare program. We respond in the ordinary course to deficiency notices issued by surveyors, and none of our pharmacies has ever been terminated from the Medicare program for failure to comply with the supplier standards. Any termination of one or more of our pharmacies from the Medicare program for failure to satisfy the Medicare supplier standards could adversely affect our consolidated financial statements.

We cannot predict the impact of new requirements on compounding pharmacies.

Compounding pharmacies have come under increasing scrutiny from federal and state governmental agencies. We have been responding to requests for additional information on our practices as we receive them. We believe that our compounding is done in safe environments and we have clinically appropriate policies and procedures in place. We only compound pursuant to a patient specific prescription and do so in compliance with USP 797 standards. In November 2013, Congress passed the DQSA, which creates a new category of compounders called outsourcing facilities, which are newly-regulated by the FDA. We do not believe that our current compounding practices qualify us as an outsourcing facility and therefore we continue to operate in compliance with USP 797 standards. Should state regulators or the FDA disagree, or should our business practices change to qualify us as an outsourcing facility, there is a risk of regulatory action and/or increased resources required to comply with federal requirements imposed by the DQSA on outsourcing facilities that would significantly increase our costs or otherwise affect our results of operations. Furthermore, we cannot predict the implications and overall impact of increased scrutiny on compounding pharmacies.

Competition in the healthcare industry could reduce profit margins.

The healthcare industry is very competitive. Our competitors include large and well-established companies that may have greater financial, marketing and technological resources than we do. Some of our competitors are under common control with, or owned by, pharmaceutical wholesalers and distributors, managed care organizations, pharmacy benefit managers or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. In addition, some of our competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to us. As a result of such advantageous pricing, we may be less price competitive than some of these competitors with respect to certain pharmaceutical products. Our competitive position could also be adversely affected by any inability to obtain access to new biotech pharmaceutical products.

Changes in the case mix of patients, as well as payment methodologies, payor mix or pricing could adversely affect our consolidated financial statements.

The sources and amounts of our patient revenue are determined by a number of factors, including the mix of patients and the rates of reimbursement among payors. Changes in the case mix of the patients, payment methodologies, payor mix or pricing among private pay, Medicare and Medicaid may significantly affect our consolidated financial statements.

Changes in industry pricing benchmarks could adversely affect our financial performance.

Contracts within our business generally use certain published benchmarks to establish pricing for the reimbursement of prescription medications dispensed by us. These benchmarks include AWP, wholesale acquisition cost and average manufacturer price. Many of our contracts utilize the AWP benchmark. As a part of the settlement of class-action lawsuits brought against First DataBank and Medi-Span, effective September 26, 2009, both companies announced they would cease publication of the AWP pricing benchmarks at the end of 2011. First DataBank ceased publication of the AWP pricing benchmarks on September 28, 2011. Without a suitable pricing benchmark in place many of our contracts will have to be modified and could potentially change the economic structure of our agreements. As of the date of this prospectus supplement, a viable generally accepted alternative to the AWP benchmark has not been developed by the industry, and Medi-Span has announced they will continue to publish AWP until a new benchmark is widely accepted.

Competitive bidding could reduce our volumes and profitability.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 established requirements for a competitive bidding program for determining Medicare reimbursement rates for certain items of durable medical equipment, prosthetics, orthotics and supplies (“DMEPOS”), including enteral nutrients, supplies and equipment, certain respiratory therapy and home medical equipment products and external infusion pumps and supplies. CMS has the discretion to determine which products will be subject to competitive bidding.

Although we are contract suppliers under the Round 1 Recompete and Round 2 of competitive bidding and have entered into strategic relationships in the Competitive Bidding Areas (“CBAs”) in which we were not awarded contracts, the prices paid under the competitive bid contracts are below what Medicare had previously paid. Because of this, even in CBAs where we continue to provide competitively bid items to Medicare beneficiaries, we have seen and may continue to see decreased revenues. Continued expansion of the competitive bidding program could also have a negative impact on our revenue if we are not a successful bidder in many or all of the CBAs for the product categories included that we offer. We were not awarded any contracts in Round 2 Recompete, which goes into effect July 1, 2016 and includes 117 CBAs, comprising the same geographic area as the second round of competitive bidding, and seven product categories, including enteral nutrition, but we are currently exploring entering into strategic relationships in those CBAs. If we are unable to enter into such strategic relationships, our revenue may decrease, but we do not expect the negative impact to be material. Further, the recent establishment of new DMEPOS fee schedule pricing for areas where competitive bidding is not implemented, which is based on competitive bid prices, could have a further negative impact on our revenue.

Our inability to effectively and timely transition to the new ICD-10 coding system could disrupt our operations.

CMS mandated that all providers implement the use of new patient codes for medical coding, referred to as ICD-10 codes, on or before October 1, 2015. This mandate substantially increased the number of medical billing codes by which providers seek reimbursement, and increased the complexity of submitting claims for reimbursement. Claims submitted after October 1, 2015 must use ICD-10 codes or they will not be paid. Transition to the new ICD-10 system required changes to our clinical software system as well as the training of staff involved in the coding and billing processes. While we have transitioned to and are currently using the ICD-10 system, it is possible that we could experience disruption or delays in payment due to implementation issues, including software errors, coding errors or a decrease in the productivity of our staff involved in the coding and billing processes. Any such delays in payment could disrupt our operations and materially and adversely affect our business.

Contract renewals, or lack thereof, with key revenue sources and key business relationships could result in less favorable pricing, loss of exclusivity and/or reduced distribution and access to customers, which could have an adverse effect on our business, financial condition and results of operations.

We are renegotiating, on a rolling basis, contracts and business relationships with key revenue sources, including Third Party Payors. Our future growth and success depends on our ability to maintain these relationships and renew such contracts on acceptable terms. However, we may not be able to continue to maintain these relationships which grant us access to certain customers and distribution channels. Any break in these key business relationships could result in lost contracts and reduce our access to certain customers and distribution channels. Further, when these contracts near expiration, we may not be able to successfully renegotiate acceptable terms. Any increase in pricing or loss of exclusivity could result in reduced margins. Accordingly, it is possible that our ongoing efforts to renew contracts and business relationships with such key revenue sources as Third Party Payors could result in less favorable pricing, loss of exclusivity or even reduced access to customers and distribution channels, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, even when such contracts are renewed, they may be renewed for only a short term or may be terminable on relatively short notice.

We and certain of our former directors and executive officers have been named as defendants in a consolidated class action lawsuit and a derivative complaint that could result in substantial costs and divert management’s attention, and we may be subject to similar lawsuits in the future.

We, and certain of our current and former directors and executive officers, were named as defendants in two purported class action lawsuits that generally allege that we and certain of our directors and officers violated Sections 11, 12(a)(2) and 15 of the Securities Act, Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act by making allegedly false and misleading statements and/or omissions pertaining to (i) the distribution of the Novartis Pharmaceutical Corporation’s product Exjade® by our legacy specialty pharmacy division that was divested in May 2012 and (ii) our PBM Services segment that was divested in August 2015. On December 19, 2013, the two class action lawsuits were consolidated into a single consolidated class action lawsuit and a lead plaintiff was appointed. The lead plaintiff filed a consolidated complaint on February 19, 2014. The consolidated complaint seeks damages and other relief. All defendants in the case moved to dismiss the consolidated complaint on April 28, 2014. On March 31, 2015, the Southern District of New York (the “SDNY”) granted in part and denied in part the defendants’ motions to dismiss. On April 14, 2015, a motion to reconsider a portion of the denial of the motions to dismiss was filed on behalf of all the remaining defendants. Plaintiffs filed their opposition to that motion on April 28, 2015. On June 5, 2015, the SDNY denied the defendants’ motion to reconsider. On September 25, 2015, the parties entered mediation concerning all pending claims. In October 2015, the parties reached an agreement in principle to settle all claims in the action (the “Proposed Settlement”), the terms and conditions of which were filed with the SDNY on December 18, 2015. The Company has agreed to the Proposed Settlement without any admission of liability or wrongdoing and solely in order to avoid the costs, distraction, and uncertainty of litigation.

On February 11, 2016, the Court granted preliminary approval for the settlement, certified a class of plaintiffs for settlement only, approved the form of and mailing of notice to the stockholder class, and scheduled a final fairness hearing for June 13, 2016. Following preliminary approval, in accordance with the terms of the Proposed Settlement, the Company and its insurance carriers paid the amount of the settlement into an escrow fund. The Company’s contribution was not material, and the Company does not believe the contribution will have a material effect on results of operations, financial position, liquidity or capital resources. The Proposed Settlement remains subject to final court approval. Until final approval is obtained and until any other conditions precedent in the Proposed Settlement are completed or satisfied, there can be no assurance that this matter will in fact be resolved pursuant to the terms of the Proposed Settlement.

In addition, certain of our current and former directors and executive officers have been named as defendants in a derivative complaint (the “Derivative Complaint”) that generally alleges that certain defendants breached their fiduciary duties with respect to the Company’s public disclosures, oversight of Company operations, secondary stock offerings and stock sales. The Company is also named as a nominal defendant in the Derivative Complaint. The Derivative Complaint also contends that certain defendants aided and abetted those alleged breaches. The damages sought are not quantified but include, among other things, claims for money damages, restitution, disgorgement, equitable relief, reasonable attorneys’ fees, costs and expenses, and interest. On June 16, 2015, all defendants moved to dismiss the case. Briefing for the motion to dismiss was completed on November 30, 2015, and the court heard oral argument on the motion to dismiss on January 12, 2016. During the hearing, the court requested additional briefing, which was completed on February 12, 2016. On May 31, 2016, the court determined that Plaintiff’s claims could not proceed as pled but granted the Plaintiff thirty days in which to make a motion to amend its Derivative Complaint. The court reserved decision on the motion to dismiss.

The Company, the director defendants and the officer defendants deny any allegations of wrongdoing in this lawsuit. The Company and those persons believe all of the claims in this lawsuit are without merit and intend to vigorously defend against these claims. However, there is no assurance that the defense will be successful or that insurance will be available or adequate to fund any settlement, judgment or litigation costs associated with this action. Certain of the defendants have sought indemnification from the Company pursuant to certain indemnification agreements, for which there may be no insurance coverage. Additional similar lawsuits may be filed. The Company is unable to predict the outcome or reasonably estimate a range of possible loss at this time.

Any conclusion of these matters in a manner adverse to us would have an adverse effect on our financial condition and business. Even if we were to be successful in the defense of the litigation, we could incur substantial costs not covered by our directors’ and officers’ liability insurance, suffer a significant adverse impact on our reputation and divert management’s attention and resources from other priorities, including the execution of business plans and strategies that are important to our ability to grow our business, any of which could have an adverse effect on our business. In addition, while we believe based on current information that these matters are covered by applicable insurance and we intend to engage in a vigorous defense of the lawsuits, nevertheless, these matters could require payments (including payments with respect of legal expenses) that are not covered by, or exceed the limits of, our available directors’ and officers’ liability insurance, which could adversely impact our financial condition, results of operations or cash flows.

Pending and future litigation could subject us to significant monetary damages and/or require us to change our business practices.

We are subject to risks relating to litigation and other proceedings in connection with our operations, including the dispensing of pharmaceutical products. We believe that these suits are without merit and, to the extent not already concluded, intend to contest them vigorously. However, an adverse outcome in one or more of these suits may have a material adverse effect on our consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations, or may require us to make material changes to our business practices.

We periodically respond to subpoenas and requests for information from governmental agencies. To our knowledge, we are not a target or a potential subject of a criminal investigation. But we cannot predict with certainty whether we may in the future become a target or potential target of an investigation or the subject of further inquiries or ultimately settlements with respect to the subject matter of any subpoenas. In addition to potential monetary liability arising from suits and proceedings, from time to time we incur costs in providing documents to government agencies. Current pending claims and associated costs may be covered by our insurance, but certain other costs are not insured. Such costs may increase and/or continue to be material to our performance in the future.

In addition, as we continue our strategic assessment and cost reduction efforts, there is an increased risk of employment and workers compensation-related litigation and/or administrative claims brought against us. We would defend against any and all such litigation and claims, as appropriate. Such claims could have a material adverse effect on our consolidated financial statements in any particular reporting period.

We may face liabilities relating to the Pharmacy Services Asset Sale and the sale of the Home Health Business and PBM Business.

We are still subject to potential liabilities relating to the Community Pharmacy and Mail Business Purchase Agreement we entered into on February 1, 2012 with Walgreen Co. and certain of its subsidiaries with respect to the sale of certain assets, rights and properties relating to our traditional and specialty pharmacy mail operations and community retail pharmacy stores (the “Pharmacy Services Asset Sale”) and the sale of the Home Health Business and the PBM Business. Under the terms of the purchase agreement entered into in connection with the Pharmacy Services Asset Sale, the PBM Asset Purchase Agreement and the stock purchase agreement entered into in connection with the sale of our Home Health Business, we are obligated to indemnify the buyers against certain potential liabilities related to operations prior to each sale and for breaches of representations, warranties and covenants under each purchase agreement.

Our acquisition strategy exposes us to a variety of operational and financial risks.

A principal element of our historic business strategy has been to grow by acquiring other companies and assets in the home infusion and complementary businesses. Growth, especially rapid growth, through acquisitions exposes us to a variety of operational and financial risks. We summarize the most significant of these risks below.

Integration risks.  We must integrate our acquisitions with our existing operations. This process includes the integration of the various components of our business (including the following) and of the businesses we have acquired or may acquire in the future:

■	health care professionals and employees who are not familiar with our policies and procedures;
■	clients who may terminate their relationships with us;
■	key employees who may seek employment elsewhere;
■	patients who may elect to switch to another health care provider;
■	regulatory compliance programs; and
■	disparate operating, information and record keeping systems and technology platforms.

Integrating an acquisition could be expensive and time consuming and could disrupt our ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations.

We may not be able to combine successfully the operations of acquired companies with our operations, and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of acquisitions requires significant attention from management, may impose substantial demands on our operations or other projects and may impose challenges on the combined business including, but not limited to, consistencies in business standards, procedures, policies and business cultures. If we fail to complete ongoing integration efforts, we may never fully realize the potential benefits of the related acquisitions.

Benefits may not materialize.  When evaluating potential acquisition targets, we identify potential synergies and cost savings that we expect to realize upon the successful completion of the acquisition and the integration of the related operations. We may, however, be unable to achieve or may otherwise never realize the expected benefits. Our ability to realize the expected benefits from improvements to companies we acquire are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, such as changes to government regulation governing or otherwise impacting our industry, reductions in reimbursement rates from Third Party Payors, reductions in service levels under our contracts, operating difficulties, client preferences, changes in competition and general economic or industry conditions. If we are unsuccessful in implementing these improvements or if we do not achieve our expected results, it may adversely impact our results of operations.

Assumptions of unknown liabilities.  Companies that we acquire may have unknown or contingent liabilities, including, but not limited to, liabilities for failure to comply with healthcare laws and regulations. We may incur material liabilities for the past activities of acquired operations. Such liabilities and related legal or other costs and/or resulting damage to our reputation could negatively impact our business through lower-than-expected operating results, charges for impairment of acquired intangible assets or otherwise.

Competing for acquisitions.  We face competition for acquisition candidates primarily from other home infusion and other healthcare companies. Some of our competitors have greater resources than we do. As a result, we may pay more to acquire a target business or may agree to less favorable deal terms than we would have otherwise. Accurately assessing the value of acquisition candidates is often very challenging. Also, suitable acquisitions may not be available due to unfavorable terms.

Further, the cost of an acquisition could result in a dilutive effect on our results of operations, depending on various factors, including the amount paid for in an acquisition, the acquired entity’s results of operations, the fair value of assets acquired and liabilities assumed, effects of subsequent legislation and limits on rate increases.

Improving financial results.  Some of the operations we have acquired or may acquire in the future may have had significantly lower operating margins than our current operations. If we fail to improve the operating margins of the companies we acquire, operate such companies profitably or effectively integrate the operations of the acquired companies, our results of operations could be negatively impacted.

Acquisitions, strategic investments and strategic relationships involve certain risks.

We intend to pursue opportunistic acquisitions, strategic investments in, or strategic relationships with businesses and technologies. Acquisitions may entail numerous risks, including difficulties in assessing values for acquired businesses, intangible assets and technologies, difficulties in the assimilation of acquired operations and products, diversion of management’s attention from other business concerns, assumption of unknown material liabilities of acquired companies, amortization of acquired intangible assets which could reduce future reported earnings, and potential loss of clients or key employees of acquired companies. We may not be able to successfully fully integrate the operations, personnel, services or products that we have acquired or may acquire in the future. Strategic investments may also entail some of the risks described above. If these investments are unsuccessful, we may need to incur charges against earnings. We may also pursue a number of strategic relationships. These relationships and others we may enter into in the future may be important to our business and growth prospects. We may not be able to maintain these relationships or develop new strategic alliances.

We may not be able to identify strategic acquisition candidates or strategic investment or relationship opportunities.

We intend to continue to explore strategic alternatives for the Company including to identify new business acquisition opportunities. We may not be able to identify such new strategic alternatives or business acquisition opportunities to continue to execute our strategy.

We may incur significant costs in connection with our evaluation of new business opportunities and suitable acquisition candidates.

Our management intends to identify, analyze and evaluate potential new business opportunities, including possible acquisition and merger candidates. We may incur significant costs, such as due diligence and legal and other professional fees and expenses, as part of these efforts. Notwithstanding these efforts and expenditures, we may not be able to identify an appropriate new business opportunity, or any acquisition opportunity, in the near term, or at all.

If our remedial measures are insufficient to address material weaknesses and we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, timely file our periodic reports, maintain our reporting status or prevent fraud.

In connection with our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2013, we concluded there were two material weaknesses. The first material weakness related to the establishment of accounts receivable related reserves and the timely recognition of bad debt expense, and the second related to certain clerical errors and documentation omissions in the contingent consideration calculations that were provided to our auditors.

In addition, in connection with our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2014, we concluded there were two new material weaknesses. The first new material weakness related to our general information technology controls (“GITCs”) not being complete, and the second related to our internal control over the accounting for significant and unusual transactions not being adequate to detect a material misstatement in our consolidated financial statements.

Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, detected or corrected on a timely basis.

The material weakness related to the contingent consideration calculations was remediated in the first quarter of 2014. In order to remediate the material weakness related to establishment of accounts receivable related reserves, we developed a new methodology to estimate required reserves and have done extensive analysis of the periods prior to and after the disruption period that occurred related to the acquisition integration particularly in merged markets where facilities, work teams and information systems were consolidated. As a result of these actions and the related controls and testing, management concluded that the material weakness over establishment of accounts receivable related reserves was remediated as of September 30, 2015. In addition, action has been taken by management to further segregate access to data and information technology systems to address the material weakness in GITC. As a result of these management actions and the related controls validation testing, management concluded that the material weakness in GITC was remediated as of June 1, 2015. To address the material weakness in relation to significant and unusual transactions, management hired appropriately qualified personnel and utilized expertise of a third-party accounting firm on certain matters. As a result of these actions and the related controls and testing, management concluded that the material weakness over establishment of accounting for significant and unusual transactions was remediated as of June 1, 2015.

If additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, then there exists a risk that our consolidated financial statements may contain material misstatements that are unknown to us at that time, and such misstatements could require us to restate our financial results. Our management or our independent registered public accounting firm may identify other material weaknesses in our internal control over financial reporting in the future. The existence of a material weakness in our internal control over financial reporting may result in current and potential stockholders losing confidence in our financial reporting, which could negatively impact the market price of our common stock.

In addition, the existence of material weaknesses in our internal control over financial reporting may affect our ability to timely file periodic reports under the Exchange Act and may consequently result in the SEC revoking the registration of our common stock, the NASDAQ Global Market delisting our common stock or a default or an event of default under our Senior Credit Facilities and our 2021 Notes (each, as defined below). Any of these events could have a material adverse effect on the market price of our common stock or on our business, financial condition and results of operations.

We may be subject to liability claims for damages and other expenses that are not covered by insurance.

A successful product or professional liability claim in excess of our insurance coverage could harm our consolidated financial statements. Various aspects of our business may subject us to litigation and liability for damages. For example, a prescription drug dispensing error could result in a patient receiving the wrong or incorrect amount of medication, leading to personal injury or death. Our business and consolidated financial statements could suffer if we pay damages or defense costs in connection with a claim that is outside the scope of any applicable contractual indemnity or insurance coverage.

Changes in our relationships with pharmaceutical suppliers, including changes in drug availability or pricing, could adversely affect our business and financial results.

We have contractual relationships with pharmaceutical manufacturers to purchase the drugs that we dispense. Any changes to these relationships, including, but not limited, to loss of a manufacturer relationship, drug shortages or changes in pricing, could have an adverse effect on our business and financial results.

We purchase a majority of our pharmaceutical products from one vendor and a disruption in our purchasing arrangements could adversely impact our business.

We purchase a majority of our prescription products, subject to certain minimum periodic purchase levels and excluding purchases of therapeutic plasma products, from a single wholesaler, AmerisourceBergen Drug Corporation, or ABDC, pursuant to a prime vendor agreement. The term of this agreement extends until December 2019, subject to extension for up to two additional years. Any significant disruption in our relationship with ABDC, or in ABDC’s supply and timely delivery of products to us, would make it difficult and possibly more costly for us to continue to operate our business until we are able to execute a replacement wholesaler agreement. If that were to occur, we may not be able to find a replacement wholesaler on a timely basis. Further, such wholesaler may not be able to fulfill our demands on similar financial terms and service levels. If we are unable to identify a replacement on substantially similar financial terms and/or service levels, our consolidated financial statements may be materially and adversely affected.

A disruption in supply could adversely impact our business.

We also source pharmaceuticals, medical supplies and equipment from other manufacturers, distributors and wholesalers. Most of the pharmaceuticals that we purchase are available from multiple sources, and we believe they are available in sufficient quantities to meet our needs and the needs of our patients. We keep safety stock to ensure continuity of service for reasonable, but limited, periods of time. Should a supply disruption result in the inability to obtain especially high margin drugs and compound components, our consolidated financial statements could be negatively impacted.

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, when products are withdrawn from the market or when increased safety risk profiles of specific drugs result in utilization decreases.

We dispense significant volumes of prescription medications from our pharmacies. Our dispensing volume is the principal driver of revenue and profitability. When products are withdrawn by manufacturers, or when increased safety risk profiles of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or reduce the numbers of prescriptions written for these higher-risk drugs. Additionally, negative media reports regarding drugs with higher safety risk profiles may result in reduced consumer demand for such drugs. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our prescription volumes, net revenues, profitability and cash flows may decline.

Home infusion joint ventures formed with hospitals could adversely affect our financial results.

The home infusion industry is currently seeing renewed activity in the formation of equity-based infusion joint ventures formed with hospitals. This activity stems, in part, from hospitals seeking to position themselves for new paradigms in the delivery of coordinated healthcare and new methods of payment, including an emerging interdisciplinary care model forming that is being labeled as an accountable care organization, or ACO. These organizations are encouraged by the new Health Reform Law. These entities are being designed in order to save money and improve quality of care by better integrating care, with the healthcare provider possibly sharing in the financial benefits of the new efficiencies.

Participation in equity-based joint ventures offer hospitals and other providers an opportunity to more efficiently transfer patients to less expensive care settings, while keeping the patient within its network. Additionally, it provides many hospitals with a mechanism to invest accumulated profits in a growing sector with attractive margins.

If these home infusion joint ventures continue to expand, then we could lose referrals and our consolidated financial statements could be adversely affected. Also, there are risks and costs associated with joint venture participation. We consider joint ventures with hospitals from time to time.

A shortage of qualified registered nursing staff, pharmacists and other professionals could adversely affect our ability to attract, train and retrain qualified personnel and could increase operating costs.

Our business relies significantly on its ability to attract and retain nursing staff, pharmacists and other professionals who possess the skills, experience and licenses necessary to meet the requirements of their job responsibilities. From time to time and particularly in recent years, there have been shortages of nursing staff, pharmacists and other professionals in certain local and regional markets. As a result, we are often required to compete for personnel with other healthcare systems and our competitors. Our ability to attract and retain personnel depends on several factors, including our ability to provide them with engaging assignments and competitive salaries and benefits. We may not be successful in any of these areas.

In addition, where labor shortages arise in markets in which we operate, we may face higher costs to attract personnel, and we may have to provide them with more attractive benefit packages than originally anticipated or are being paid in other markets where such shortages don’t exist at the time. In either case, such circumstances could cause our profitability to decline. Finally, if we expand our operations into geographic areas where healthcare providers historically have unionized or unionization occurs in our existing geographic areas, negotiating collective bargaining agreements may have a negative effect on our ability to timely and successfully recruit qualified personnel and on our financial results. If we are unable to attract and retain nursing staff, pharmacists and other professionals, the quality of our services may decline and we could lose patients and referral sources.

Introduction of new drugs or accelerated adoption of existing lower margin drugs could cause us to experience lower revenues and profitability when prescribers prescribe these drugs for their patients or they are mandated by third party payors.

The pharmaceutical industry pipeline of new drugs includes many drugs that over the long term may replace older, more expensive therapies. As a result of such older drugs going off patent and being replaced by generic substitutes, new and less expensive delivery methods (such as when an infusion or injectable drug is replaced with an oral drug) or additional products are added to a therapeutic class, thereby increasing price competition among competing manufacturer’s products in that therapeutic category. In such cases, manufacturers have the ability to increase drug acquisition costs or lower the selling price of replaced products. This could have the effect of lowering our revenues and/or margins.

Acts of God such as major weather disturbances could disrupt our business.

We operate in a network of prescribers, providers, patients and facilities that can be negatively impacted by local weather disturbances and other force majeure events. For example, in anticipation of major weather events, patients with impaired health may be moved to alternate sites. After a major weather event, availability of electricity, clean water and transportation can impact our ability to provide service in the home. In addition, acts of God and other force majeure events may cause a reduction in our business or increased costs, such as increased costs in our operations as we incur overtime charges or redirect services to other locations, delays in our ability to work with payors, hospitals, physicians and other strategic partners on new business initiatives, and disruption to referral patterns as patients are moved out of facilities affected by such events or are unable to return to sites of service in the home.

Failure to develop new services may adversely affect our business.

We operate in a highly competitive environment. We develop new services from time to time to assist our clients. If we are unsuccessful in developing innovative services, our ability to attract new clients and retain existing clients may suffer.

Technology is also an important component of our business as we continue to utilize new and better channels to communicate and interact with our clients, members and business partners. If our competitors are more successful than us in employing this technology, our ability to attract new clients, retain existing clients and operate efficiently may suffer.

Cybersecurity risks could compromise our information and expose us to liability, which may harm our ability to operate effectively and may cause our business and reputation to suffer.

Cybersecurity refers to the combination of technologies, processes and procedures established to protect information technology systems and data from unauthorized access, attack, or damage. We rely on our information systems to provide security for processing, transmission and storage of confidential information about our patients, customers and personnel, such as names, addresses and other individually identifiable information protected by HIPAA and other privacy laws. Cyber-attacks are increasingly more common, including in the health care industry. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements. Compliance with changes in privacy and information security laws and with rapidly evolving industry standards may result in our incurring significant expense due to increased investment in technology and the development of new operational processes.

We have not experienced any known attacks on our information technology systems that compromised any confidential information. We maintain our information technology systems with safeguard protection against cyber-attacks including passive intrusion protection, firewalls and virus detection software. However, these safeguards do not ensure that a significant cyber-attack could not occur. Although we have taken steps to protect the security of our information systems and the data maintained in those systems, it is possible that our safety and security measures will not prevent the systems’ improper functioning or damage or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks.

Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches can create system disruptions or shutdowns or the unauthorized disclosure of confidential information. If personal information or protected health information is improperly accessed, tampered with or disclosed as a result of a security breach, we may incur significant costs to notify and mitigate potential harm to the affected individuals, and we may be subject to sanctions and civil or criminal penalties if we are found to be in violation of the privacy or security rules under HIPAA or other similar federal or state laws protecting confidential personal information. In addition, a security breach of our information systems could damage our reputation, subject us to liability claims or regulatory penalties for compromised personal information and could have a material adverse effect on our business, financial condition and results of operations.

The success of our business depends on maintaining a well-secured business and technology infrastructure.

We are dependent on our infrastructure, including our information systems, for many aspects of our business operations. A fundamental requirement for our business is the secure storage and transmission of protected health information and other confidential data. Our business and operations may be harmed if we do not maintain our business processes and information systems in a secure manner, and maintain and continually improve the integrity of our confidential information. Although we have developed systems and processes that are designed to protect information against security breaches, failure to protect our confidential information or mitigate harm caused by such breaches may adversely affect our operating results. Malfunctions in our business processes, breaches of our information systems or the failure to maintain effective and up-to-date information systems could disrupt our business operations, result in customer and member disputes, damage our reputation, expose us to risk of loss or litigation, result in regulatory violations and related costs and penalties, increase administrative expenses or lead to other adverse consequences.

Our business is dependent on the services provided by third party information technology vendors.

Our information technology infrastructure includes hosting services provided by third parties. While we believe these third parties are high-performing organizations with secure platforms and customary certifications, they could suffer a security breach or business interruption which in turn could impact our operations negatively. In addition, changes in pricing terms charged by our technology vendors may adversely affect our financial performance.

Our failure to maintain controls and processes over billing and collecting could have a significant negative impact on our consolidated financial statements.

The collection of accounts receivable is a significant challenge, and requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. If we are unable to properly bill and collect our accounts receivable, our results could be materially and adversely affected.

Delays in payment may adversely affect our working capital.

Our business is characterized by delays from the time we provide services to the time we receive payment for these services. If we have difficulty in obtaining documentation, experience information system problems or experience other issues that arise with Medicare or other payors, we may encounter additional delays in our payment cycle.

In addition, timing delays may cause working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in achieving our financial results and maintaining liquidity. It is possible that documentation support, system problems, Medicare or other provider issues or industry trends may extend our collection period, which may materially adversely affect our working capital, and our working capital management procedures may not successfully mitigate this risk.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal tax purposes is subject to limitation and risk that could further limit our ability to utilize our net operating losses.

Under U.S. federal income tax law, a corporation’s ability to utilize its net operating losses (“NOLs”) to offset future taxable income may be significantly limited if it experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code, as amended. In general, an ownership change will occur if there is a cumulative change in a corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change NOLs equal to the value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation for a taxable year generally is increased by the amount of any “recognized built-in gains” for such year and the amount of any unused annual limitation in a prior year. At December 31, 2015, we had U.S. federal NOLs of approximately $243.0 million, of which $18.4 million is subject to an annual limitation, which will begin expiring in 2026 and later. We also had post-apportioned state NOLs of approximately $322.7 million, the majority of which will begin expiring in 2017 and later. Any limitation to our annual use of NOLs could require us to pay a greater amount of U.S. federal (and in some cases, state) income taxes, which could reduce our after-tax income from operations for future taxable years and adversely impact our financial condition. We currently maintain a full valuation allowance for our deferred tax assets, including our U.S. federal and state NOLs.

The issuance of shares of our Series A Preferred Stock reduced the percentage interests of our other stockholders, and any future exercise of the Class A and Class B Warrants will further reduce the percentage interests of our other stockholders.

On March 9, 2015, we entered into the Purchase Agreement with the PIPE Investors, pursuant to the terms of which we issued and sold to the PIPE Investors in a private placement an aggregate of (a) 625,000 shares of Series A Preferred Stock, at a purchase price per share of $100.00, (b) 1,800,000 of Class A Warrants, and (c) 1,800,000 of Class B Warrants for gross proceeds of $62.5 million. On July 31, 2015, we completed a rights offering (the “Rights Offering”) pursuant to which we sold an additional 10,822 shares of Series A Preferred Stock along with Class A and Class B Warrants. On June 10, 2016, in order to facilitate this offering the Company and the PIPE Investors agreed to exchange 614,177 shares of the existing Series A Preferred Stock for an identical number of shares of Series B Preferred Stock. On June 14, 2016, in order to facilitate this offering the Company and the PIPE Investors agreed to exchange 614,177 shares of the Series B Preferred Stock for an identical number of shares of Series C Preferred Stock. See “Prospectus Supplement Summary — Recent Developments — Exchange of Preferred Stock.”

As of the date of this prospectus supplement, if all holders of the Preferred Stock converted their shares in full, and exercised the Class A and Class B Warrants in full, their aggregate beneficial ownership would be approximately 22.3% of our outstanding common stock. The issuance of the Series A Preferred Stock to the PIPE Investors reduced the relative voting power and percentage ownership interests of our other current stockholders. The future exercise of the Class A and Class B Warrants by the holders of those securities will cause a further reduction in the relative voting power and percentage ownership interests of our other stockholders.

The PIPE Investors may exercise influence over us, including through their ability to influence matters requiring the approval of holders of our common stock or Series B Preferred Stock.

Holders of the Preferred Stock are entitled to vote on an as-converted basis upon all matters upon which holders of our common stock have the right to vote. The shares of Preferred Stock owned by the PIPE Investors currently represent approximately 16.8% of the voting rights in respect of our share capital on an as-converted basis, and accordingly the PIPE Investors may have the ability to significantly influence the outcome of most matters submitted for the vote of our stockholders.

Further, so long as shares of the Series B Preferred Stock represent at least 5% of our outstanding voting stock (on an as converted into common stock basis), the holders of our Series B Preferred Stock are entitled to designate one member of the Board by a majority of the voting power of the outstanding shares of Series B Preferred Stock. Following our issuance of 10,822 shares of our Series A Preferred Stock pursuant to the Rights Offering, the PIPE Investors are currently the beneficial owners of 625,000 of the 635,822 issued and outstanding shares of our Preferred Stock.

The PIPE Investors’ majority ownership of our Series B Preferred Stock will limit the ability of any current or future holders of Series B Preferred Stock to influence corporate matters requiring the approval of the holders of Series B Preferred Stock, including the right, voting as a separate class, to elect one director to our Board, and to approve certain amendments to our certificate of incorporation, or certain other changes, that would adversely affect the holders of the Preferred Stock. The PIPE Investors’ voting power of the Series B Preferred Stock may also delay, defer or even prevent an acquisition by a third party or other change of control of our company to the extent that the consideration that would be received by the PIPE Investors and other holders of Preferred Stock in such acquisition or change of control is less than their liquidation preference, and may make some transactions more difficult or impossible without the support of the PIPE Investors, even if such events are in the best interests of our other stockholders. Accordingly, the ownership position and the governance rights of the PIPE Investors could discourage a third party from proposing a change of control or other strategic transaction with us. In any of these matters, the interests of the PIPE Investors may differ from or conflict with the interests of our other stockholders.

In addition, the PIPE Investors are in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential customers.

Changes in future business conditions could cause business investments and/or recorded goodwill to become further impaired, and our financial condition and results of operations could suffer if there is an additional impairment of goodwill or other intangible assets with indefinite lives.

We are required to test intangible assets with indefinite lives, including goodwill, annually and on an interim basis if an event occurs or there is a change in circumstance to indicate that the carrying value of goodwill or indefinite-lived intangible assets may no longer be recoverable. When the carrying value of a reporting unit’s goodwill exceeds its implied fair value of goodwill, a charge to operations is recorded. If the carrying amount of an intangible asset with an indefinite life exceeds its fair value, a charge to operations is recognized. Either event would result in incremental expenses for that quarter, which would reduce any earnings or increase any loss for the period in which the impairment was determined to have occurred.

As previously disclosed, in connection with the preparation of our financial statements for the second quarter of 2015, we determined it was necessary to record a $238.0 million non-cash preliminary estimated impairment charge related to goodwill associated with our Infusion Services business. The preliminary estimated impairment took into consideration our updated business outlook for the remainder of fiscal year 2015, pursuant to which we updated our future cash flow assumptions and calculated updated estimates of fair value. In determining the preliminary estimated impairment loss, we recorded an amount equal to the excess of the assets’ carrying amount over its fair value as determined by an analysis of discounted future cash flows. During the third quarter of 2015, we finalized our impairment assessment and took an additional $13.9 million for a total impairment charge of $251.9 million. During the fourth quarter of 2015, we evaluated goodwill for possible impairment and concluded that no further impairment charge was needed.

Our goodwill impairment analysis is sensitive to changes in key assumptions used in our analysis, such as expected future cash flows, the degree of volatility in equity and debt markets, and our stock price. If the assumptions used in our analysis are not realized, it is possible that an additional impairment charge may need to be recorded in the future. We cannot accurately predict the amount and timing of any impairment of goodwill or other intangible assets. Further, as we continue to work towards a turnaround of our business, we will need to continue to evaluate the carrying value of our goodwill. Any additional impairment charges that we may take in the future could be material to our results of operations and financial condition.

Risks Related to Our Indebtedness

We have incurred substantial indebtedness, which imposes operating and financial restrictions on us that, together with the resulting debt service obligations, may significantly limit our ability to execute our business strategy and may increase the risk of default under our debt obligations.

We have entered into (i) a senior secured first-lien revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Credit Facility”), (ii) a senior secured first-lien term loan B in an aggregate principal amount of $250.0 million (the “Term Loan B Facility”) and (iii) a senior secured first-lien delayed draw term loan B in an aggregate principal amount of $150.0 million (the “Delayed Draw Term Loan Facility” and, together with the Revolving Credit Facility and the Term Loan B Facility, the “Senior Credit Facilities”). The Delayed Draw Term Loan Facility was fully funded in connection with the closing of our acquisition of the CarePoint Business, and the proceeds were used to fund a portion of the purchase price for such acquisition. The proceeds of all other loans advanced under the Senior Credit Facilities have been or will be used to fund working capital and other general corporate purposes of BioScrip and its subsidiaries, including acquisitions, investments and capital expenditures. Our indebtedness includes many covenants and restrictions that may significantly limit the types of strategic relationships and our ability to execute our business strategy.

In addition, we have issued $200.0 million in aggregate principal amount of 8.875% senior notes due 2021 (the “2021 Notes”). The 2021 Notes are our senior unsecured obligations and are fully and unconditionally guaranteed by all existing and future subsidiaries of the Company. Pursuant to the terms of the Second Amendment to the Senior Credit Facilities, we used approximately $194.5 million of the net proceeds of the 2021 Notes offering to repay $59.3 million of our Revolving Credit Facility and $135.2 million related to the Term Loans Facilities. Interest is payable semi-annually on February 14 and August 14. At our option, we may redeem some or all of the 2021 Notes prior to maturity.

The operating and financial restrictions and covenants of our debt instruments, including the Senior Credit Facilities and the indenture governing the 2021 Notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. The terms of the Senior Credit Facilities require us to comply with certain financial covenants, including a maximum first lien net leverage ratio as provided under the Fourth Amendment dated as of August 6, 2015. In addition, subject to a number of important exceptions, the Senior Credit Facilities contain certain covenants and restrictions impacting our ability to, among other things:

■	incur or guarantee additional indebtedness or issue certain preferred stock;
■	transfer or sell assets;
■	make certain investments and loans;

■	pay dividends or distributions, redeem subordinated indebtedness, or make other restricted payments;
■	create or incur liens;
■	incur dividend or other payment restrictions affecting certain subsidiaries;
■	issue capital stock of our subsidiaries;
■	enter into hedging transactions or sale and leaseback transactions;
■	consummate a merger, consolidation or sale of all or substantially all of our assets or the assets of any of our subsidiaries; and
■	enter into transactions with affiliates.

The indenture governing the 2021 Notes contains similar restrictions. Our ability to comply with these covenants, including the financial covenants, may be affected by events beyond our control. Therefore, in order to engage in some corporate actions, we may need to seek permission from our lenders or the note holders, whose interests may be different from ours. We cannot guarantee that we will be able to obtain consent from these parties when needed. If we do not comply with the restrictions and covenants in our Senior Credit Facilities, we may not be able to finance our future operations, make acquisitions or pursue business opportunities. The restrictions contained in our Senior Credit Facilities may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Additionally, we cannot assure you that we will be able to satisfy the maximum first lien net leverage ratio or that the lenders under the Senior Credit Facilities will waive any failure to meet that test.

A breach of any of these covenants or the inability to comply with the required financial ratio could result in a default under the Senior Credit Facilities. If any such default occurs, the lenders under the Senior Credit Facilities may elect to declare all of their respective outstanding debt, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. Under such circumstances, we may not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed on our ability to incur additional debt and to take other corporate actions might significantly impair our ability to obtain other financing.

Although we entered into a First Amendment through Fifth Amendment with respect to the Senior Credit Facilities, there can be no assurance that we will be granted future waivers or amendments to the restrictions in the Senior Credit Facilities if for any reason we are unable to comply with such restrictions or that we will be able to refinance our debt on terms acceptable to us, or at all.

The lenders under the Senior Credit Facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we were unable to pay such amounts, the lenders under the Senior Credit Facilities could recover amounts owed to them by foreclosing against the collateral pledged to them. We have pledged a substantial portion of our assets to the lenders under the Senior Credit Facilities, including the equity of all of the Company’s subsidiaries.

In addition, the degree to which we are leveraged could:

■	make us more vulnerable to general adverse economic, regulatory and industry conditions;
■	limit our flexibility in planning for, or reacting to, changes and opportunities in the markets in which we compete;
■	place us at a competitive disadvantage compared to our competitors that have less debt;

■	require us to dedicate a substantial portion of our cash flow to service our debt, reducing the availability of our cash flow and such proceeds to fund working capital, capital expenditures and other general corporate purposes; or
■	restrict us from making strategic acquisitions or exploiting other business opportunities.

To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including the Senior Credit Facilities and the 2021 Notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. A significant reduction in our operating cash flows resulting from changes in economic conditions, changes in government reimbursement rates or methods, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, consolidated financial statements, prospects and our ability to service our debt and other obligations.

We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under the Senior Credit Facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including our indebtedness under the Senior Credit Facilities and 2021 Notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing all or a portion of our indebtedness or selling equity capital. However, our alternative strategies may not be feasible at the time or may not provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs. In addition, some alternative strategies are likely to require the prior consent of our senior secured lenders, which we may not be able to obtain.

We may be unable to obtain a required modification of the Revolving Credit Facility if our Revolving Credit Facility usage exceeds certain thresholds.

If we are unable to improve our cash flow from operations and reduce our borrowing needs, the Revolving Credit Facility financial covenant that limits advances under the Revolving Credit Facility will become applicable to us. This covenant becomes applicable when Revolving Credit Facility usage exceeds certain thresholds. In that event, we would be required to seek modification of this financial covenant to better align with our expectations for our business. There can be no assurance that the lenders under the Revolving Credit Facility will grant our request for such modification, nor is there any assurance that the terms and conditions of such modification, if granted by the lenders, would be acceptable to us. If this covenant becomes applicable and we do not obtain the required modification of the covenant, we will not be in compliance with this covenant.

Despite our substantial indebtedness, we may still need to incur significantly more debt. This could exacerbate the risks associated with our substantial leverage.

We may need to incur substantial additional indebtedness, including additional secured indebtedness, in the future, in connection with future acquisitions, strategic investments and strategic relationships. Although the Senior Credit Facilities and the indenture governing the 2021 Notes contain covenants and restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions, including secured debt, could be substantial. The Senior Credit Facilities permit, among other things, credit borrowings of up to $475.0 million. Adding additional debt to current debt levels could exacerbate the leverage-related risks described above.

USE OF PROCEEDS

We estimate that we will receive approximately $73.38 million (or approximately $83.15 million if the underwriters’ option to purchase additional shares is exercised in full) in net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering in the following order of priority (i) to fund the Cash Consideration, (ii) to pay fees and expenses in connection with the Transaction, (iii) to repay a portion of our outstanding borrowings under our revolving credit facility and (iv) for general corporate purposes. This offering is not conditioned on the closing of the Transaction, and we cannot assure you that the Transaction will be completed on the terms described herein or at all. If the Transaction is completed but the net proceeds of this offering are not sufficient to fund the Cash Consideration or the fees and expenses in connection with the Transaction, the Company intends to fund any shortfall in such payment of the Cash Consideration or the fees and expenses with its cash on hand and borrowing under its revolving credit facility. If the Transaction is not completed, we intend to use any net proceeds from this offering (i) to repay a portion of our outstanding borrowings under our revolving credit facility and (ii) for general corporate purposes. For a description of our revolving credit facility, see “Liquidity and Capital Resources” in our Annual Report on Form 10-K.

PRICE RANGE OF OUR COMMON STOCK

Our common stock, par value $0.0001 per share, is traded on The NASDAQ Global Market under the symbol “BIOS.” The following table represents the range of high and low sale prices for our common stock. Such prices reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

		High	Low
2016	First Quarter	$2.67	$1.19
	Second Quarter (as of June 10, 2016)	$3.09	$1.97
2015	First Quarter	$6.80	$3.45
	Second Quarter	$5.40	$3.43
	Third Quarter	$3.57	$1.35
	Fourth Quarter	$2.86	$1.53
2014	First Quarter	$9.05	$6.63
	Second Quarter	$8.45	$5.93
	Third Quarter	$8.75	$6.75
	Fourth Quarter	$7.01	$5.44

On June 16, 2016, the last reported sale price of our common stock on The NASDAQ Global Market was $2.07 per share. As of June 11, 2016, there were approximately 196 registered stockholders of record of our common stock. The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in each and any related free writing prospectus. See “Available Information and Incorporation by Reference.”

DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

DILUTION

The net tangible book value of our common stock on March 31, 2016 was approximately $(339.5) million, or approximately $(4.94) per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stockin this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of shares of common stock in this offering at a public offering price of $2.00 per share and after deducting the underwriting discount and estimated offering expenses, our net tangible book value at March 31, 2016 would have been approximately $(266.1) million, or approximately $(2.45) per share. This represents an immediate dilution of $(4.45) per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$2.00
Net tangible book value per share at March 31, 2016	$(4.94)
Increase per share attributable to new investors for this offering	$2.49
Net tangible book value per share after giving effect to this offering		$(2.45)
Dilution per share to new investors		$(4.45)

If the underwriters exercise their option to purchase additional shares of our common stock in full, the as-adjusted net tangible book value would increase toapproximately $(255.7) million, or $(2.24) per share, representing dilution to purchasers in this offering of $(4.24) per share.

The number of shares of our common stock outstanding immediately after the closing of this offering is based on 68,780,241 shares outstanding as of March 31,2016 and excludes:

■	4,058,421 shares issuable upon exercise of stock options outstanding as of March 31, 2016 at a weighted average exercise price of $7.37 per share;
■	an aggregate of 1,679,061 shares reserved for future grants under our equity incentive plans;
■	473,494 shares reserved for issuance upon conversion of our convertible securities; and
■	3,750,000 shares to be issued as Transaction Closing Equity Consideration, calculated based on the $2.00 per share price to the public in this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016;

■	on an actual basis;
■	on an adjusted basis to give effect to the sale of 40,000,000 shares of our common stock in this offering (using the public offering price of $2.00 per share and assuming no exercise of the underwriters’ option to purchase additional shares), resulting in net proceeds to us, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of $73.38 million, and the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement assuming the Transaction was not completed, as if this offering had occurred on March 31, 2016; and
■	on a pro forma as adjusted basis to give effect to (i) the sale of 40,000,000 shares of our common stock in this offering (using the public offering price of $2.00 per share and assuming no exercise of the underwriters’ option to purchase additional shares), resulting in net proceeds to us, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of $73.38 million, and (ii) the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement, assuming the consummation of the Transaction, as if each of these transactions had occurred on March 31, 2016.

You should read this table in conjunction with “Use of Proceeds” and “Prospectus Supplement Summary —  Summary Historical Consolidated Financial Data” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K and quarterly report on Form 10-Q incorporated by reference into this prospectus supplement.

	As of March 31, 2016
	Actual	As Adjusted For this Offering	Pro Forma as Adjusted for this Offering and the Transaction
Cash and cash equivalents	$8,051	$81,426	$8,051
Debt:
Revolving Credit Facility	$23,000	$23,000	$23,975
Term Loan Facility	219,620	219,620	219,620
2021 Notes, net of unamortized discount	196,191	196,191	196,191
Capital Leases	137	137	137
Less: Deferred financing costs	(15,018)	(15,018)	(15,018)
Total debt	$423,930	$423,930	$424,905
Liability classified equity instruments	—	—	—
Series A convertible preferred stock, $.0001 par value; 825,000 shares authorized; 635,822 shares issued and outstanding as of March 31, 2016; and, $71,701 liquidation preference as of March 31, 2016	65,088	65,088	65,088
Stockholders’ (Deficit) Equity
Preferred Stock, $.0001 par value; 4,175,000 shares authorized; no shares issued and outstanding as of March 31, 2016	$—	$—	$—
Common stock $0.0001 par value; 125,000,000 shares authorized; 71,441,664 shares issued; shares outstanding as of March 31, 2016 (actual): 68,780,241 shares outstanding as of March 31, 2016 (as adjusted for this offering): 108,780,241; shares outstanding as of March 31, 2016 (pro forma as adjusted for this offering and the Transaction): 112,204,899	8	11	11
Treasury stock, 2,661,423 shares, at cost, as of March 31, 2016; no shares (as adjusted for this offering)	(10,754)	—	—
Additional paid-in capital	530,671	593,289	597,356
Accumulated deficit	(611,449)	(611,449)	(618,299)
Total stockholders’ (deficit) equity	(91,524)	(18,149)	(20,932)
Total capitalization	$397,494	$470,869	$472,494

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to a Non-U.S. Holder (as defined below) that purchases such shares in this offering. This summary applies only to a Non-U.S. Holder that holds our common stock as a capital asset (i.e., generally as an investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“Code”).

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

■	a nonresident alien individual;
■	an entity treated as a foreign corporation for U.S. federal income tax purposes; or
■	a foreign estate or foreign trust.

This summary is based upon the provisions of the Code, the U.S. Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this prospectus supplement. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or a court will agree with our statements and conclusions.

This discussion does not address all aspects of U.S. federal income taxation or any aspects of alternative minimum, estate, state, local, or non-U.S. taxation. In addition, this discussion does not address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not consider any specific facts or circumstances that may apply to particular Non-U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, including, but not limited to, banks and insurance companies; tax-exempt organizations; financial institutions; regulated investment companies; real estate investment trusts; tax-qualified retirement plans; brokers or dealers in securities; investors that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or risk-reduction transaction; controlled foreign corporations; expatriates and former long-term residents of the United States; passive foreign investment companies; companies that accumulate earnings to avoid U.S. federal income tax; foreign tax-exempt organizations; “expatriated entities;” companies subject to the “stapled stock” rules; former U.S. citizens and persons who hold or receive the shares of common stock as compensation; and investors in pass-through entities. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If an entity or arrangement taxed as a partnership for U.S. federal income tax purposes is an owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the equity owner of such partnership and the activities of the partnership. Accordingly, entities and arrangements taxed as partnerships that hold our common stock and owners in such entities or arrangements are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of acquiring, owning or disposing of our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussion of “FATCA Withholding” below, dividends paid to you generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder).

Dividends that are effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are generally attributable to a U.S. permanent establishment or fixed base, are not subject to the U.S. withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements including delivery of a properly executed IRS Form W-8ECI (or other applicable form) must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may also be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “— Gain on Sale or Other Disposition of our Common Stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable income tax treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for such treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that act as intermediaries (including partnerships). If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit against your U.S. federal income tax liability of any excess amounts withheld by filing an appropriate claim for refund with the IRS. You are encouraged to consult your own tax advisor regarding your possible entitlement to benefits under an income tax treaty.

Gain on Sale or Other Disposition of our Common Stock

Subject to the discussion of  “FATCA Withholding” and “Information Reporting and Backup Withholding” below, you generally will not be subject to U.S. federal income tax or withholding with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

■	the gain is effectively connected with a trade or business you conduct in the United States, and, in cases in which certain income tax treaties apply, is attributable to a U.S. permanent establishment or fixed base;

■	if you are a nonresident alien individual, you are present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or
■	we are or have been during a specified testing period a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, and certain other conditions are met.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates or such lower rate as specified by an applicable income tax treaty. If you are a foreign corporation described in the first bullet point above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and may also be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty.

If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses, if any, (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns.

With respect to the third bullet point above, generally, we will be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide (domestic and foreign) real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the Non-U.S. Holder actually or constructively held more than five percent of our common stock at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. You should be aware that no assurance can be given that our shares will be so regularly traded when a Non-U.S. Holder sells its shares of our common stock.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-U.S. Holder any dividend income and any U.S. federal taxes that are withheld therefrom. Under tax treaties or other agreements, the IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to additional information reporting requirements and backup withholding (currently at a rate of 28%) with respect to distributions paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN or Form W-8BEN-E) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

■	If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN or Form W-8BEN-E) that you are not a U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.
■	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding generally will not apply.

■	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN or Form W-8BEN-E) that you are not a U.S. person or you otherwise establish an exemption and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include dividend payments on, and the gross proceeds from, the sale or other disposition of, our common stock. Payments of dividends that you receive in respect of our common stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold our common shares through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of our common shares could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated June 16, 2016, between us and Jefferies LLC, as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below.

Underwriter	Number of Shares
Jefferies LLC	28,000,000
SunTrust Robinson Humphrey, Inc.	8,000,000
Craig-Hallum Capital Group LLC	4,000,000
Total	40,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If the underwriters default, the underwriting agreement provides that the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.072 per share of common stock. After the offering, the initial public offering price and concession to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total (in 000s)
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$2.00	$2.00	$80,000	$90,400
Underwriting discounts and commissions paid by us	$(0.12)	$(0.12)	$(4,800)	$(5,424)
Proceeds to us, before expenses	$1.88	$1.88	$75,200	$84,976

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.8 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.

The Company has also granted the representative a right of first refusal, subject to certain limitations, to provide services with respect to certain of the Company’s future offerings and financings.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Listing

Our common stock is listed on The Nasdaq Global Market under the trading symbol “BIOS”.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 5,200,000 shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

We, our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

■	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or
■	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or
■	publicly announce an intention to do any of the foregoing,

for a period of 90 days after the date of this prospectus supplement without the prior written consent of the representative.

These restrictions terminate after the close of trading of the common stock on and including the 90th day after the date of this prospectus supplement.

The representative may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with this offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement in electronic format may be made available by e-mail or on the web sites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. Specifically, affiliates of certain of the underwriters are agents and/or lenders under our Senior Credit Facilities. In addition, the representative is acting as our financial advisor in connection with the Transaction.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

A.	You confirm and warrant that you are either:
■	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;
■	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or
■	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

B.	You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriter will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:
(i)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;
(ii)	where no consideration is given for the transfer; or
(iii)	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York.

INDEPENDENT AUDITORS

The consolidated financial statements and the related financial statement schedule of BioScrip, Inc. as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BioScrip, Inc. for the year ended December 31, 2013, incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Home Solutions in this prospectus supplement as of December 31, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been audited by Grant Thornton LLP, independent registered public accounting firm.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, or may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. In addition, our website address is http://www.bioscrip.com and can be used to access free of charge, through the investor relations section, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. The information on our website is not incorporated as a part of this prospectus supplement.

In this prospectus supplement, we incorporate by reference certain information we have filed with the SEC, which means that important information is being disclosed to you by referring to these documents. Those documents incorporated by reference that are filed prior to the date of this prospectus supplement are considered part of this prospectus supplement, and those documents incorporated by reference that are filed after the date of this prospectus supplement and prior to the sale of the common stock to you pursuant to this prospectus supplement will be considered a part of this prospectus supplement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus supplement, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this prospectus supplement:

■	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 3, 2016.
■	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 6, 2016.
■	Current Reports on Form 8-K or 8-K/A, filed with the SEC on January 19, 2016, January 20, 2016, March 1, 2016, March 3, 2016, March 14, 2016, March 17, 2016, April 15, 2016, May 6, 2016, June 2, 2016, June 13, 2016, June 14, 2016 and June 16, 2016.

We are not, however, incorporating by reference any document or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement contains summaries of certain agreements that we have entered into. The descriptions of these agreements contained in this prospectus supplement do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written request to us at our address set forth under “Prospectus Supplement Summary — Our Company.”

BioScrip, Inc.

$200,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units
Rights

Up to 13,642,614 Shares of Common Stock underlying Series A Convertible Preferred Stock, up to 1,800,000 Shares of Common Stock underlying Class A Warrants and up to 1,800,000 Shares of Common Stock underlying Class B Warrants
Offered by Selling Stockholders

Through this prospectus, we may offer and sell, from time to time, in one or more offerings, together or separately:

(1)	common stock;
(2)	preferred stock;
(3)	debt securities;
(4)	warrants;
(5)	units; and
(6)	rights.

This prospectus describes some of the general terms that may apply to an offering of our securities. The specific terms of the securities and their offering prices will be determined at the time of their offering will be described in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide to invest in any of these securities. The aggregate public offering price of all securities issued by us under this prospectus may not exceed $200.0 million.

In addition, selling stockholders to be named in a prospectus supplement may sell in one or more offerings from time to time pursuant to this prospectus (i) up to an aggregate of 13,642,614 shares of our common stock issuable upon conversion of 625,000 shares of our Series A convertible preferred stock, computed pursuant to the Series A certificate of designations as if such conversion had occurred on March 31, 2016, (ii) up to an aggregate of 1,800,000 shares of our common stock issuable upon the exercise of Class A warrants, and (iii) up to an aggregate of 1,800,000 shares of our common stock issuable upon the exercise of Class B warrants. The selling stockholders may sell any or all of their shares registered under this prospectus through underwriters, dealers and agents or directly to purchasers on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on these selling stockholders and the times and manner in which they may offer and sell their shares registered under this prospectus is described under the sections titled “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of such securities, although we will receive the proceeds from the exercise of the warrants.

Our common stock, par value $0.0001 per share, is traded on the NASDAQ Global Market under the symbol “BIOS.” On March 29, 2016, the last reported sale price of our common stock was $2.05 per share.

Our securities may be offered directly by us or the selling stockholders, through agents designated from time to time by us or the selling stockholders, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Investing in our securities involves significant risks. See “Risk Factors” on page 1 of this prospectus, in our most recent Annual Report on Form 10-K and in any applicable prospectus supplement. You should read this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 2, 2016

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus provides a general description of the securities we and the selling stockholders may offer. Each time we or any selling stockholder sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, containing specific information about the terms of the securities being offered and the manner in which they may be offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read the entire prospectus, the prospectus supplement and any pricing supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information provided in this prospectus, the related prospectus supplement, including any information incorporated by reference, and any pricing supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus, the related prospectus supplement and any pricing supplement. We and the selling stockholders are not making offers to sell securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “BioScrip,” the “Company,” “we,” “us,” “our” or similar references mean BioScrip, Inc. and its subsidiaries on a consolidated basis.

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated herein by this reference, before making an investment decision. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

We also maintain an Internet website at www.bioscrip.com, which can be used to access free of charge, through the investor relations section, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC and all such reports of ours going forward. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Do not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed or incorporated by reference as an exhibit to the registration statement because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to BioScrip, Inc., 1600 Broadway, Suite 950, Denver, Colorado 80202, Attention: Corporate Secretary, telephone: (720) 697-5200. This prospectus incorporates by reference the following documents (other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules) that we have filed with the SEC but have not included or delivered with this prospectus:

■	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 3, 2016, including the Part III information to be included by amendment or specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A for our 2016 Annual Meeting of Stockholders;
■	Current Reports on Form 8-K filed on January 20, 2016, March 1, 2016, March 3, 2016 and March 14, 2016; and
■	the description of our common stock included in our amended registration statements on Form 8-A/A filed on August 1, 1996, December 4, 2002, December 14, 2006, March 4, 2009 and any amendment or report we may file with the SEC for the purpose of updating such description.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the particular securities covered by a prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. In addition, all documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus. This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document, which is also incorporated or deemed to be incorporated into this prospectus, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. They can be identified by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “would,” “estimate,” “project,” “forecast,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “target,” “providing guidance” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. The forward-looking statements contained in this prospectus reflect our views and assumptions only as of the date of this prospectus. You should not place undue reliance on forward-looking statements. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

■	our expectations regarding financial condition or results of operations in future periods;
■	our future sources of, and needs for, liquidity and capital resources;
■	our ability to make principal and interest payments on our debt and unsecured notes and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;
■	our high level of indebtedness;
■	availability of financing sources;
■	unfavorable general economic and market conditions;
■	reductions in federal, state and commercial payor reimbursement;
■	potential legislative and regulatory changes impacting the level of reimbursement received from the Medicare and state Medicaid programs;
■	delays or suspensions of federal and state payments for services provided;
■	increased competition from our competitors, including competitors with greater resources, which could have the effect of reducing prices and margins and decreasing our ability to grow by acquisition at feasible prices;
■	the sources and amounts of our patient revenue, including the mix of patients and the rates of reimbursement among payors;
■	efforts to reduce healthcare costs;
■	increases or other changes in our acquisition cost for our products;
■	unforeseen contract terminations;
■	declines and other changes in revenue due to the expiration of short-term contracts;
■	difficulties with the implementation of our growth strategy and integrating businesses we have acquired or will acquire;
■	the ability to hire and retain key employees;
■	difficulties in the implementation and ongoing evolution of our operating systems;
■	the outcome of lawsuits and governmental investigations;
■	the impact of any new requirements on compounding pharmacies;

■	risks associated with increased government regulation related to the health care and insurance industries;
■	network lock-outs and decisions to in-source by health insurers or health systems;
■	existence of complex laws and regulations relating to our business; and
■	other factors discussed from time to time in our filings with the SEC, including factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 3, 2016.

OUR COMPANY

We are a national provider of infusion solutions. We partner with physicians, hospital systems, skilled nursing facilities, healthcare payors and pharmaceutical manufacturers to provide patients access to post-acute care services. We operate with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, we aim to provide cost-effective care that is driven by clinical excellence, customer service and values that promote positive outcomes and an enhanced quality of life for those whom we serve. We were incorporated in Delaware in 1996 as MIM Corporation, with our primary business and operations consisting of pharmacy benefit management services at the time. Over the years, we have expanded our service offerings to include the Infusion Services business, which is now the primary driver of our growth strategy. As of December 31, 2015, we had a total of 70 service locations in 28 states.

Our platform provides nationwide service capabilities and the ability to deliver clinical management services that offer patients a high-touch, community-based and home-based care environment. Our core services are provided in coordination with, and under the direction of, the patient’s physician. Our multidisciplinary team of clinicians, including pharmacists, nurses, dietitians and respiratory therapists, work with the physician to develop a plan of care suited to our patient’s specific needs. Whether in the home, physician office, ambulatory infusion center, skilled nursing facility or other alternate sites of care, we provide products, services and condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as gastrointestinal abnormalities, infectious diseases, cancer, multiple sclerosis, organ and blood cell transplants, bleeding disorders, immune deficiencies and heart failure.

We maintain our principal executive offices at 1600 Broadway, Suite 950, Denver, Colorado 80202. Our telephone number there is (720) 697-5200. The address of our website is www.bioscrip.com. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERENCE SECURITY DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of our combined fixed charges and preference stock dividends to earnings on a historical basis for the periods indicated. For purposes of this calculation, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” consist of the sum of interest expense and the component of rental expense believed by management to be representative of the interest factor for those amounts. We paid no cash dividends on preference stock over the indicated periods, and we accrued dividends as an increase in the preference stock liquidation preference during the year ended December 31, 2015. Earnings in each of the periods indicated were insufficient to cover fixed charges and combined fixed charges and preference stock accrued dividends. The coverage deficiency for each period is specified below, if applicable.

	Year ended December 31,
(in thousands, except ratios)	2015	2014	2013	2012	2011
Fixed Charges:
Interest expensed and capitalized	$37,313	$40,918	$44,130	$26,095	$25,535
Amortized premiums, discounts and capitalized expenses (included above)	—	—	—	—	—
Estimate of interest within rental expense	—	—	—	—	—
Preference security accrued dividend	6,120	—	—	—	—
Combined Fixed Charges and Preference Security Dividends	$43,433	$40,918	$44,130	$26,095	$25,535
Earnings:
Pretax loss from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investees	$(324,960)	$(138,727)	$(70,381)	$(44,365)	$(39,065)
Fixed Charges	37,313	40,918	44,130	26,095	25,535
Distributed income of equity investees	—	—	—	—	—
Total Earnings	$(287,647)	$(97,809)	$(26,251)	$(18,270)	$(13,530)
Ratio of Earnings to Combined Fixed Charges and Preference Security Dividends	(a)	(a)	(c)	(d)	(e)

(a)	Earnings were insufficient to cover combined fixed charges and preference stock accrued dividends by $331.1 million.
(b)	Earnings were insufficient to cover fixed charges by $138.7 million.
(c)	Earnings were insufficient to cover fixed charges by $70.4 million.
(d)	Earnings were insufficient to cover fixed charges by $44.4 million.
(e)	Earnings were insufficient to cover fixed charges by $39.1 million.

USE OF PROCEEDS

Unless otherwise described in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us under this prospectus for general corporate purposes, which may include, among other things, financing future acquisitions of or investments in businesses or assets, capital expenditures, repurchases of our outstanding debt or equity securities, debt servicing requirements or redemption of our short-term or long-term borrowings, or for other working capital requirements. Until we apply the net proceeds from a sale of securities to their intended purposes, we may temporarily invest the net proceeds in short-term marketable securities. We will disclose in the applicable prospectus supplement any intention to use the net proceeds from such offering in connection with an acquisition or to reduce or refinance outstanding debt.

We will not receive any of the proceeds from the sale by any selling stockholder pursuant to this prospectus of (i) up to an aggregate of 13,642,614 shares of our common stock issuable upon conversion of shares of our Series A convertible preferred stock, (ii) up to an aggregate of 1,800,000 shares of our common stock issuable upon the exercise of Class A warrants, and (iii) up to an aggregate of 1,800,000 shares of our common stock issuable upon the exercise of Class B warrants. However, we will receive the proceeds from any exercise of the warrants. We intend to use the proceeds from the exercise of warrants, if any, for general working capital purposes. We can make no assurances that any of the warrants will be exercised, or if exercised, as to the quantity that will be exercised or the period in which they will be exercised.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of our common stock. The prospectus supplement relating to any offering of common stock, or other securities convertible into or exchangeable or exercisable for common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price, and market price and dividend information.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our amended and restated certificate of incorporation and amended and restated bylaws for additional information before you purchase any shares of our common stock.

General

Our certificate of incorporation provides that we may issue up to 125,000,000 shares of common stock, par value $0.0001 per share. As of March 30, 2016, 68,780,241 shares of common stock were outstanding.

Voting.  Holders of our common stock, subject to the provisions of our bylaws and the General Corporation Law of the State of Delaware, or the DGCL, relating to the fixing of a record date, are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The affirmative vote of a majority of the shares present in person or represented by proxy at a duly held meeting at which a quorum is present shall be the act of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Holders of a plurality of the shares voting are able to elect all of the directors, except for the Series A Director who is designated by a majority of the voting power of the outstanding shares of Series A convertible preferred stock.

Dividends.  Holders of common stock are entitled to receive ratably dividends, in cash, securities, or property, as may from time to time be declared by our board of directors.

Conversion.  The shares of common stock are not convertible into any other series or class of securities.

Rights Upon Liquidation.  In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all of our assets that are available for distribution after payment in full of all of our liabilities.

Miscellaneous.  The holders of our common stock have no preemptive or other subscription or conversion rights. In addition, there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and the shares of common stock to be issued upon conversion of our Series A convertible preferred stock will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock outstanding at any time.

Anti-Takeover Provisions

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. This summary below does not purport to be complete and is qualified in its entirety by reference to the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws.

Interested Stockholder Transactions under Delaware Law.

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, unless:

■	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;
■	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
■	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

■	any merger or consolidation involving the corporation and the interested stockholder;
■	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
■	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
■	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
■	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Provisions in our amended and restated certificate of incorporation, Series A certificate of designations and amended and restated bylaws may have the effect of discouraging or delaying certain transactions that may result in a change in control of our company or management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

■	provide that stockholders do not have cumulative voting rights.
■	provide that stockholders do not have the power to call a special meeting.
■	impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

■	provide that the Company indemnifies our officers and directors against losses incurred in investigations and legal proceedings resulting from their services to us, which may include service in connection with takeover defense measures.
■	permit the Company to issue shares of common stock without any action by stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co., New York, New York.

DESCRIPTION OF PREFERRED STOCK

As of March 31, 2016, 635,822 shares of preferred stock were issued and outstanding, all of which consisted of our Series A convertible preferred stock. Following the issuance of our Series A convertible preferred stock, our amended and restated certificate of incorporation provides for the issuance of up to 4,175,000 shares of preferred stock, par value $0.0001 per share. Our board of directors, without further action of our stockholders, is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of each such series and the qualifications, limitations, or restrictions thereof. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The preferred stock of all series shall have powers, preferences and relative rights and shall be subject to qualifications, limitations and restrictions identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the Series A certificate of designations or any other applicable certificate of designations. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Series A Convertible Preferred Stock

The shares of our Series A convertible preferred stock have the following rights:

Dividends.  We may pay a noncumulative cash dividend on each share of the convertible preferred stock when, as and if declared by our board of directors and permitted by the DGCL, out of funds legally available for the payment of distributions, at a rate of eight and one-half percent (8.5%) per annum on the liquidation preference then in effect. On or before the third (3rd) business day immediately preceding each fiscal quarter of the Company, we will determine our intention whether or not to pay a cash dividend with respect to that ensuing quarter and will give notice of our intention to each holder of convertible preferred stock as soon as practicable thereafter. Unless and until we obtain the required consent and/or amendment from our lenders under our Senior Credit Facilities, we will not be permitted to pay cash dividends.

In the event we do not declare and pay a cash dividend, the liquidation preference of the convertible preferred stock will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by eleven and one-half percent (11.5%) per annum, computed on the basis of a 365-day year and the actual number of days elapsed from the start of the applicable dividend period to the applicable date of determination.

In the event that we shall, at any time, pay a dividend or make a distribution, whether in cash, in kind or other property on the outstanding shares of common stock (other than any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is common stock or ranks equal or junior to the common stock), we shall, at the same time, pay to each holder of convertible preferred stock a dividend equal to the dividend that would have been payable to such holder if all of the shares of convertible preferred stock beneficially owned by such holder had been converted into common stock immediately prior to the applicable record date for determining the stockholders eligible to receive such dividend or distribution.

Cash dividends shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a business day, in which event such dividends shall be payable on the next succeeding business day, without accrual to the actual payment date), commencing on the first calendar day following the date of original issuance of the convertible preferred stock. If declared, cash dividends will begin to accrue on the first day of the applicable dividend period. Unless and until we obtain the required consent and/or amendment from our lenders under our Senior Credit Facilities, we will not be permitted to pay such cash dividends.

If applicable, the Accrued Dividend will accrue and be cumulative on the same schedule as set forth in the last sentence of the preceding paragraph with respect to cash dividends and will also be compounding at the applicable annual rate on each applicable subsequent dividend date. Accrued Dividends are paid upon the occurrence of a Liquidation Event (as defined below) and upon conversion or redemption of the convertible preferred stock in accordance with the terms thereof.

Liquidation, Dissolution or Winding-up; Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Company and distribution of any assets of the Company to the holders of any stock or debt that is senior to the convertible preferred stock, and before any distribution or payment shall be made to holders of any junior stock, each holder of convertible preferred stock will be entitled to (i) convert their shares of convertible preferred stock into common stock and receive their pro rata share of consideration distributed to the common stockholders, or (ii) receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of convertible preferred stock equal to the liquidation preference. The liquidation preference was initially equal to $100.00, which preference has been and may continue to be adjusted from time to time as described above under the section entitled “— Dividends.” However, if, at any applicable date of determination of the liquidation preference, (i) any cash dividend has been declared but is unpaid or (ii) the Company has given notice (or failed to give such notice) of its intention to pay a cash dividend but such cash dividend has not yet been declared by the Company’s board of directors, then such cash dividends shall be deemed, for purposes of calculating the applicable liquidation preference, to be Accrued Dividends.

The occurrence of a change of control that would result if the Company either (1) merges or consolidates with or into any other person, another person merges with or into the Company, or the Company sells, leases, licenses, transfers, or otherwise disposes of all or substantially all of the assets of the Company to another person or (2) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the common stock is exchanged for or converted into cash, securities or other property will be deemed a Liquidation Event under the certificate of designations (a “Deemed Liquidation Event”), unless such treatment is waived in writing by holders of a majority in voting power of the outstanding shares of the convertible preferred stock, taken together and voting as a separate class (but not as separate series).

Voting.  Holders of shares of convertible preferred stock are entitled to vote with the holders of shares of common stock (and any other class or series that may similarly be entitled to vote with the holders of common stock) and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the holders of common stock, on an as-converted basis.

In the event of any such vote or action by written consent, each holder of shares of convertible preferred stock is entitled to that number of votes equal to the whole number of shares of common stock into which such holder’s aggregate number of shares of convertible preferred stock are convertible as of the close of business on the record date fixed for such vote or such written consent.

In addition to any other vote or consent required in the certificate of designations or by applicable law, unless waived in writing by holders of a majority in voting power of the outstanding shares of the convertible preferred stock, the vote or written consent of the holders of a majority in voting power of the outstanding shares of the convertible preferred stock shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise): (i) any change, amendment, alteration or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the certificate of incorporation or bylaws of the Company that amends or modifies, in a manner adverse to, in any material respect, the rights, preferences, privileges or voting powers of the convertible preferred stock, except as permitted by the certificate of designations; (ii) any authorization, designation, recapitalization, whether by reclassification, by merger or otherwise, or issuance of any new class or series of stock or any other securities convertible into equity securities of the Company having rights, preferences or privileges senior to or on a parity with the convertible preferred stock; (iii) subject to certain limited exceptions, any increase or decrease in the authorized number of shares of convertible preferred stock; (iv) any redemption, repurchase or other acquisition, or payment of dividends or other distributions, by the Company with respect to any securities of the Company that constitute junior stock, except as permitted by the certificate of designations; (v) the entry by the Company into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the Company from performing its obligations to the holders of convertible preferred stock under the certificate of designations, the certificate of incorporation or otherwise; (vii) the entry by any Company subsidiary into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the payment of dividends or the making of distributions to the Company; or (vii) the issuance by the Company of equity or securities convertible into equity of the Company at a price that is more than 25% below fair market value of such equity or securities at the time of issuance thereof.

In addition, the vote or written consent of a majority in voting power of the outstanding shares of the convertible preferred stock will be necessary for effecting or validating (i) any voluntary initiation of any liquidation, dissolution or winding up of the Company and (ii) certain Deemed Liquidation Events; provided however, that in each case the holders of the convertible preferred stock shall only be entitled to approve such events or transactions if those events or transactions would result in the holders of the convertible stock not being entitled to convert their shares of convertible preferred stock or receive the full value of the Liquidation Preference as a result of the transaction.

Series A Director designee.  So long as shares of the convertible preferred stock represent at least five percent (5%) of the outstanding voting stock of the Company (on an as converted into common stock basis), the holders of the convertible preferred stock shall be entitled to designate one (1) member of the board of directors by a majority of the voting power of the outstanding shares of convertible preferred stock. Such designee shall be appointed to a minimum of two (2) committees of the board of directors at the designee’s request. The holders of the convertible preferred stock will also be permitted to vote their shares of convertible preferred stock (on an as converted basis) for the members of the board of directors elected by the common stock. The PIPE Investors will collectively be able to designate the member to the board of directors until such time as they no longer hold a majority of the outstanding convertible preferred stock.

Optional Conversion by Holders.  The number of shares of common stock to which a holder of convertible preferred stock shall be entitled upon conversion shall be equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of fractional shares.

Optional Conversion by the Company.  If, at any time following the third anniversary date of the issue date, the volume weighted average price of our common stock equals or exceeds three times the conversion price of the convertible preferred stock for a period of 30 consecutive trading days, we may, at our option, require that any or all of the then outstanding shares of convertible preferred stock be converted automatically into a number shares of common stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of any fractional shares. Notwithstanding the foregoing, the Company may not elect to exercise the foregoing option at any time during the period commencing on the earlier of (1) the date that the Company has made a public announcement and (2) the date that such information is otherwise made public, that the Company is in negotiations relating to, or has entered into, a definitive agreement with respect to a transaction constituting a Deemed Liquidation Event and ending on the date of the first to occur of (i) the consummation of such transaction and (ii) the date that the Company has made a public announcement that any such definitive agreement or the negotiations relating thereto has been terminated.

Optional Special Dividend and Conversion on Certain Change of Control.  At the written election (including written notice to the Company) by holders of a majority in voting power of the outstanding shares of convertible preferred stock, upon the occurrence of a change of control that would, subject to certain exceptions, result in any person (other than the PIPE Investors or any of their respective affiliates or a person acting as a group with the PIPE Investors or any of their respective affiliates) beneficially owning, directly or indirectly shares of the Company’s capital stock entitling such person to exercise 50% or more of the total voting power of all classes of voting stock of the Company (but solely in connection with a transaction that is a third party tender offer that is publicly disclosed and approved (or recommended to the stockholders of the Company)): (i) the Board shall, subject to applicable law, declare and the Company shall pay a special cash dividend (as such may be adjusted as described below, the “special dividend”) on each share of convertible preferred stock, out of any funds that are legally available therefor (the “legally available funds”), in the amount of the liquidation preference per share then in effect with respect to the convertible preferred stock, pursuant to the certificate of designations governing such preferred stock; provided, however, that to the extent the legally available funds are not sufficient to pay the special dividend in full (the amount of such shortfall being referred to as a “funds shortfall”), the aggregate special dividend in respect of all shares of convertible preferred stock and any special dividend applicable to parity stock shall be reduced to an aggregate amount equal to the legally available funds and the special dividend (as so reduced) and any applicable special dividend with respect to parity stock shall be paid to the holders of convertible preferred stock and the holders of the parity stock in proportion to the full amounts to which the holders of the convertible preferred stock and the holders of the parity stock would otherwise be entitled pursuant to the certificate of designations for the convertible preferred stock and the certificate of designations (or other governing instrument) of the parity stock, respectively; and (ii) as of the payment date of the special dividend, all outstanding shares of convertible preferred stock automatically will be converted (without further action) into a number of shares of common stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of fractional shares; provided; however, that for purposes of determining the conversion rate as applicable to such conversion, the aggregate liquidation preference on each share of convertible preferred stock and the liquidation preference on each share of any applicable parity stock as provided in the certificate of designations (or other governing instrument) of such parity stock shall be increased by the funds shortfall applicable to each such share.

Conversion Rate and Conversion Price.  The conversion rate in effect at any applicable time for conversion of each share of convertible preferred stock into common stock will be the quotient obtained by dividing the liquidation preference then in effect by the conversion price then in effect. The conversion price for the convertible preferred stock will initially be $5.17 and is subject to adjustment from time to time upon the occurrence of certain events, including in the event of a stock split, a reverse stock split, or a dividend of common stock to our common stock holders, in each case as more fully described in the certificate of designations for the convertible preferred stock.

No Fractional Shares.  If, upon conversion of the convertible preferred stock, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to such fraction of a share multiplied by the Closing Price (as defined in the next sentence) of a share of common stock on the last trading day before the date on which shares of common stock are issued in connection with such conversion. The “Closing Price” means, on any particular date, (a) the last reported trade price per share of common stock on such date on Nasdaq (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, the closing bid price on Nasdaq on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the common stock is not then listed or quoted for Nasdaq and if prices for the common stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported, or (d) if the shares of common stock are not publicly traded, the fair market value of a share of common stock as determined by our board of directors in good faith.

Rank.  With respect to dividend rights and rights upon liquidation, winding up or dissolution, the convertible preferred stock ranks senior to our common stock and each other class or series of shares that we may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the convertible preferred stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution. The convertible preferred stock ranks junior to our existing and future indebtedness.

Redemption at the Option of the Holder Upon Change of Control.  Upon the occurrence of a change of control (other than a change of control that would constitute a Deemed Liquidation Event (unless waived in writing by holders of a majority in voting power of the outstanding shares of the convertible preferred stock) or the type of change of control described above under the section entitled “— Optional Special Dividend and Conversion on Certain Change of Control”) and subject to applicable law, each holder of shares of convertible preferred stock that remain outstanding thereafter, if any, subject to certain exceptions shall have the right to require us to redeem, in full, out of funds legally available therefor, by irrevocable written notice to us, all of such holder’s shares of convertible preferred stock at a redemption price per share equal to the liquidation preference then in effect per share of convertible preferred stock.

Redemption at the Option of the Holder Other than Upon Change of Control.  From and after the tenth anniversary of the original issuance of the convertible preferred stock, each holder of shares of convertible preferred stock shall have the right to request that we redeem, in full, out of funds legally available therefor, by irrevocable written notice to us, all of such holder’s shares of convertible preferred stock at a redemption price per share equal to the liquidation preference then in effect per share of convertible preferred stock. Such notice must given by first class mail, postage prepaid, addressed to us. Each notice of redemption to us must state the redemption date and the number of shares of convertible preferred stock to be redeemed, and such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption in the notice.

If we elect to redeem a holder’s shares of convertible preferred stock pursuant to such notice, we will notify the holder of our election and the place or places where certificates for such shares are to be surrendered (or an indemnification undertaking as reasonably determined by us with respect to such certificates in the event of their loss, theft or destruction) for payment of the redemption price.

If we elect not to redeem a holder’s shares of convertible preferred stock pursuant to such notice, we will notify the holder of our election not to redeem, and the conversion price then in effect with respect to the shares of convertible preferred stock subject to the notice provided by such holder will, as of the date we notify the holder of our election not to redeem, be decreased to the lesser of (A) the conversion price then in effect and (B) 80% of the volume weighted average price of our common stock for the 10 consecutive trading days prior to the date such holder notified us. Any such adjustment to the conversion price will be in addition to any adjustments to the conversion price pursuant to the anti-dilution provisions.

Redemption at the Option of the Company.  From and after the tenth anniversary of the original issuance of the convertible preferred stock, subject to the satisfaction of our obligations to our creditors, we may redeem the outstanding convertible preferred stock, in whole or in part, at a price per share equal to the liquidation preference then in effect per share of convertible preferred stock.

Reorganizations, Mergers and Consolidations.  If there is a reorganization of the Company (other than in instances where the certificate of designations allows for any adjustment to the liquidation preference or the conversion price) or a merger or consolidation of the Company with or into another corporation (except a Deemed Liquidation Event that is not waived as provided in the certificate of designations), then, as a part of such reorganization, merger or consolidation, provision will be made so that the holders of such convertible preferred stock will then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, merger or consolidation by holders of the number of shares of common stock into which such shares of convertible preferred stock could have been converted immediately prior to such reorganization, merger or consolidation, all subject to further adjustment as provided in the certificate of designations or with respect to such other securities or property by the terms thereof. The Company may not effect any such reorganization, merger or consolidation unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger has assumed by written instrument the obligations of the Company under the certificate of designations governing the convertible preferred stock.

Transferability.  The shares of convertible preferred stock are transferable, subject to any applicable federal, state, or foreign securities law restrictions. We will not list the convertible preferred stock on NASDAQ or on any other exchange or market and cannot provide you with any assurances as to the liquidity of or the trading market for the convertible preferred stock.

Blank Check Preferred Stock

Following the issuance of our Series A convertible preferred stock, our amended and restated certificate of incorporation provides for 4,175,000 shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer or otherwise. To the extent our board causes shares of our preferred stock to be issued, the voting or other rights of a potential acquirer might be diluted. Except for certain actions that require the consent of a majority in voting power of the outstanding shares of our Series A convertible preferred stock pursuant to the Series A certificate of designations, as described above, our board of directors has the authority to issue shares of our preferred stock without any action by our stockholders. Any such issuance may have the effect of delaying, deterring or preventing a change of control of us.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities from time to time, as either senior or subordinated debt or as senior or subordinated convertible debt, in one or more offerings under this prospectus. We will issue any such debt securities under one or more separate indentures that we will enter into with a trustee to be named in the indenture and specified in the applicable prospectus supplement. The specific terms of debt securities being offered will be described in the applicable prospectus supplement. We have filed a form of indenture as an exhibit to the registration statement of which this prospectus forms a part. The indenture will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture.

The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related indenture, which may include (without limitation) the following:

■	the title or designation of the debt securities;
■	any limit upon the aggregate principal amount of the debt securities;
■	the price or prices at which the debt securities will be issued;
■	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;
■	the date or dates on which we will pay the principal on the debt securities;
■	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;
■	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;
■	any conversion or exchange features;
■	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;
■	the place or places where the principal of, premium, and interest on the debt securities will be payable, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon the Company may be served;
■	the terms and conditions upon which we may redeem the debt securities;
■	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;
■	the dates on which and the price or prices at which we may repurchase the debt securities at our option or at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;
■	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
■	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

■	if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;
■	whether the debt securities are to be issued at any OID and the amount of discount with which such debt securities may be issued;
■	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
■	the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;
■	information with respect to book-entry procedures;
■	the terms and conditions upon which the debt securities will be so convertible or exchangeable into securities or property of another person, if at all, and any additions or changes, if any, to permit or facilitate such conversion or exchange;
■	whether the debt securities will be subject to subordination and the terms of such subordination;
■	any restriction or condition on the transferability of the debt securities;
■	a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities;
■	the provisions related to compensation and reimbursement of the trustee which applies to securities of such series;
■	the events of default and covenants with respect to the debt securities and the acceleration provisions with respect to the debt securities;
■	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;
■	if other than the trustee, the identity of each security registrar, paying agent and authenticating agent; and
■	any other terms of the debt securities.

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York. We intend to disclose the relevant restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

■	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;
■	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;
■	the procedures and conditions relating to the exercise of the warrants;
■	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;
■	the offering price, if any, of the warrants;
■	the date on which the right to exercise the warrants will commence and the date on which that right will expire;
■	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;
■	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;
■	call provisions, if any, of the warrants;
■	antidilution provisions, if any, of the warrants; and
■	any other material terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

■	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or
■	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement may describe, among other things:

■	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
■	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
■	any special United States federal income tax considerations applicable to the units; and
■	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF RIGHTS

As specified in the applicable prospectus supplement, we may issue rights to purchase the securities offered in this prospectus to our existing stockholders, and such rights may or may not be issued for consideration. The applicable prospectus supplement will describe the terms of any such rights. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the documents pursuant to which such rights will be issued.

SELLING STOCKHOLDERS

In addition to the securities we may offer with this prospectus, this prospectus also relates to the possible sale in one or more offerings from time to time by certain of our stockholders, to whom we refer as Selling Stockholders, of (i) up to an aggregate of 13,642,614 shares of our common stock issuable upon conversion of 625,000 shares of our Series A convertible preferred stock, computed pursuant to the Series A certificate of designations as if such conversion had occurred on March 31, 2016, (ii) up to an aggregate of 1,800,000 shares of our common stock issuable upon the exercise of Class A warrants, and (iii) up to an aggregate of 1,800,000 shares of our common stock issuable upon the exercise of Class B warrants. The Selling Stockholders may sell all, a portion or none of their shares registered under this prospectus, at any time and from time to time.

The Selling Stockholders acquired the securities from the Company in a private transaction under a securities purchase agreement (the “Purchase Agreement”) dated March 9, 2015, pursuant to which we issued and sold to the Selling Stockholders an aggregate of 625,000 shares of Series A convertible preferred stock, 1,800,000 Class A warrants, and 1,800,000 Class B warrants for gross proceeds of $62.5 million. Pursuant to an addendum, dated as of March 23, 2015, to the Warrant Agreement, dated as of March 9, 2015, with the Selling Stockholders, the Selling Stockholders paid the Company $0.5 million in the aggregate, and the per share exercise price of the Class A warrants and Class B warrants was set at $5.17 and $6.45, respectively.

We may pay all expenses incurred with respect to the registration of the securities owned by the Selling Stockholders, other than underwriting fees, discounts or commissions, which will be borne by the Selling Stockholders. We will provide you with a prospectus supplement naming the Selling Stockholders, the amount and type of securities to be registered and sold and any other terms of the securities being sold by the Selling Stockholders.

PLAN OF DISTRIBUTION

We or any selling stockholder may sell the securities being offered hereby from time to time in one or more of the following ways:

■	through agents;
■	to or through underwriters;
■	to or through brokers or dealers;
■	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market marker or into an existing trading market, on an exchange or otherwise;
■	directly to purchasers, including through negotiated sales or a specific bidding, auction or other process; or
■	through a combination of any of these methods of sale.

Any selling stockholder may also sell its securities being offered hereby in accordance with Rule 144 under the Securities Act, or any other available exemption, rather than by use of this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

■	the name or names of any agents, underwriters or dealers;
■	the purchase price of the securities being offered and the proceeds to be received from the sale;
■	any over-allotment options under which underwriters may purchase additional securities;
■	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;
■	the public offering price; and
■	any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters, Agents and Dealers

We or any selling stockholder may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell our securities for which they have been appointed an agent on a continuing basis.

If we or any selling stockholder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase our securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We or any selling stockholder may use underwriters with whom we or any selling stockholder have a material relationship. We will describe in an applicable prospectus supplement the name of the underwriter and the nature of any such relationship.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we or any selling stockholder will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We or any selling security holder may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We or any selling security holder may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Polsinelli PC, Washington, D.C.

EXPERTS

The consolidated financial statements and the related financial statement schedule of BioScrip, Inc. as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BioScrip, Inc. incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

40,000,000 Shares

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Jefferies

SunTrust Robinson Humphrey

Co-Manager

Craig-Hallum Capital Group

June 16, 2016